                                                                    EXHIBIT 2.1

                            Asset Purchase Agreement


                                  By and Among



                            Thomson Newspapers Inc.
                               (FEIN 22-2768755)

                                     Seller


                                      And


                         Garden State Newspapers, Inc.
                               (FEIN 22-2675173)

                                   Purchaser


                                  Relating to

                            The Pasadena Star-News,
                              Whittier Daily News,
                           San Gabriel Valley Tribune
                                      And
                          Various Related Publications
                     Collectively Referred to by Seller as
                          The Thomson L.A. News Group
                                  Published in
                             Pasadena, Whittier and
                            West Covina, California

                                      ----

                               The Times-Standard
                                      And
                          Various Related Publications
                                  Published in
                               Eureka, California

                                      And

                                The Evening Sun
                                      And
                          Various Related Publications
                                  Published in
                             Hanover, Pennsylvania


                                                                October 30, 1996

                               TABLE OF CONTENTS

                                                                                                                     Page
ARTICLE I            Purchase and Sale of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
          1.1        Agreement to Purchase and Sell   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
          1.2.       Enumeration of Purchased Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
          1.3        Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

ARTICLE II           Assumption of Certain Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
          2.1        Agreement to Assume  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
          2.2        Excluded Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

ARTICLE III          Purchase Price and Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
          3.1        Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
          3.2        Time and Place of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
          3.3        Allocation of Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

ARTICLE IV           Seller's Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
          4.1        Organizational   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
          4.2        Financial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
          4.3        Advertising and Commercial Printing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
          4.4        Circulation Matters; Newsprint and Ink Purchases   . . . . . . . . . . . . . . . . . . . . . . .  12
          4.5        Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
          4.6        Contracts, Benefit Plans, Notes and Other Instruments  . . . . . . . . . . . . . . . . . . . . .  14
          4.7        Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
          4.8        Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
          4.9        Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
          4.10       Real Estate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
          4.11       Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
          4.12       Second Class Mail  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
          4.13       Deposits/Bonds   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
          4.14       General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE V            Purchaser's Representations and Warranties   . . . . . . . . . . . . . . . . . . . . . . . . . .  22
          5.1        General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE VI           Conduct Prior to the Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
          6.1        General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
          6.2        Seller's Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
          6.3        Joint Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE VII          Conditions to Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
          7.1        Conditions to Seller's Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
          7.2        Conditions to Purchaser's Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE VIII         Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
          8.1        Form of Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
          8.2        Purchaser's Deliveries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
          8.3        Seller's Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE IX           Post-Closing Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
          9.1        Purchaser's Obligations with Respect to Employees of the Newspapers  . . . . . . . . . . . . . .  31
          9.2        Inspection of Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
          9.3        Certain Assignments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
          9.4        Use of Trademarks: References to Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
          9.5        Payments of Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
          9.6        Transactional Costs/Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
          9.7        Disclosure of Confidential Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
          9.8        Injunctive Relief  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
          9.9        Further Assurances   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
          9.10       Maintenance of Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
          9.11       Excluded Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
          9.12       Use of Certain Software  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
          9.13       Payroll  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
          9.14       Certain Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
          9.15       San Gabriel Valley Tribune Facilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
          9.16       Certain Syndicated Features  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
          9.17       Use of Hanover Service   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

ARTICLE X            Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
          10.1       General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
          10.2       Indemnification Obligations of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
          10.3       Purchaser's Indemnification Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
          10.4       Exclusive Remedy   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
          10.5       Third Party Claims   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
          10.6       Other Indemnification Claims   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

ARTICLE XI           Effect of Termination/Proceeding   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
          11.1       Right to Terminate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
          11.2       Remedies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

ARTICLE XII          Risk of Loss   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

ARTICLE XIII         Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
          13.1       Non-Competition Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
          13.2       Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
          13.3       Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
          13.4       Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
          13.5       Survival: Non-Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
          13.6       Applicable Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
          13.7       Binding Effect: Benefit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
          13.8       Assignability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
          13.9       Amendments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
          13.10      Headings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

                                                         Exhibits
                                                         --------

Exhibit A            Certain Definitions
Exhibit B            Form of Opinion of Purchasers Counsel
Exhibit C            Form of Opinion of Seller's Counsel
Exhibit D            Form of Bill of Sale
Exhibit E            Form of Assignment of Purchased Assets
Exhibit F            Schedule of Excluded Employees and Related
                     Severance Obligations

                            ASSET PURCHASE AGREEMENT



         This Asset Purchase Agreement (the "Agreement") is made as of October 30, 1996 by and among Thomson Newspapers Inc., a Delaware corporation ("Thomson"), currently engaged in the publication of the Whittier Daily News, San Gabriel Valley Tribune, Pasadena Star-News and various related publications in Pasadena, Whittier tand West Covina, California, collectively referred to by Seller as the "Thomson L.A. News Group", the Times-Standard in Eureka, California and The Evening Sun in Hanover, Pennsylvania and various related publications in Eureka, California and Hanover, Pennsylvania (all of such newspapers and related publications being hereinafter collectively referred to as the "Newspapers" and Thomson being hereinafter referred to as the "Seller") and Garden State Newspapers, Inc., a Delaware corporation, (the "Purchaser").

         WHEREAS, Seller desires to sell and Purchaser desires to acquire, as of the Closing Date, all of Seller's rights, title and interests in and to all of the assets, property and goodwill of Seller relating to the Newspapers, which includes assets of every kind and description, wherever located, whether tangible or intangible, real, personal, or mixed, and irrespective of whether specifically mentioned or described herein, other than the Excluded Assets, as defined in Section 1.3 hereof (the "Purchased Assets"), upon the terms of, and subject to the conditions contained in, this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and warranties herein contained, the parties agree as follows:



                                   ARTICLE I
                          Purchase and Sale of Assets


         1.1 Agreement to Purchase and Sell. On the terms and subject to the conditions contained in this Agreement, at the Closing (as hereinafter defined):

         Purchaser agrees to purchase and Seller agrees to sell, transfer, convey, assign and deliver all of Seller's rights, title and interests in and to the Purchased Assets.


         1.2. Enumeration of Purchased Assets. Except as otherwise provided in Section 1.3 hereof the Purchased Assets include, without limitation, the following items:

                 (a) all inventory, including, without limitation, newsprint, ink, raw materials, work in process, finished goods, service parts and spare parts and circulation, production, maintenance and office supplies of the Newspapers, (collectively, the "Inventory");

                 (b) all furniture, fixtures, improvements, equipment (including office equipment), on or off site, machinery, parts, computer hardware, tools, printing presses, vehicles and all other tangible personal property (other than the Inventory or leased personal property) of the Newspapers (collectively, the "Equipment");

                 (c) that certain real property and all appurtenances thereto and improvements thereon currently owned by Seller and used or held for potential future use in the operations of the Newspapers, together with all of Seller's right, title and interest (if any) in and to all easements, rights of way, servitudes, options, mineral property, mineral deposits, rights of first refusal and all other real property rights related thereto, commonly known as follows:

                          (i) 1210 North Azusa Canyon Road West Covina, California 91790

                          (ii)             7612 Greenleaf Avenue
                                           Whittier, California  90633

                          (iii)            930 Sixth Street
                                           Eureka, California  95501

                          (iv)             135 Baltimore Street
                                           Hanover, Pennsylvania  17331

                          (v) 4.8 undeveloped acres located at West Chestnut and North Forney, Hanover, Pennsylvania

                 (d) all accounts receivable, billed or unbilled, notes receivable, negotiable instruments and chattel paper of the Newspapers, including credit card receivables relative to subscriptions and advertising charged by customers to credit cards (collectively, the "Accounts Receivable");

                 (e) all claims and rights (and benefits arising therefrom) relating to the Purchased Assets or the Newspapers against all persons whomsoever, including, without limitation, all rights against suppliers under warranties covering any of the Inventory or Equipment and all Permits and Environmental Permits, to the extent they are legally transferable by Seller, exclusive of rights and claims to Tax Assets or arising under insurance policies relating to the Newspapers which are not being assigned to Purchaser as of the Closing, as hereinafter defined;

                 (f) all Intellectual Property of the Newspapers, and all goodwill associated with the Intellectual Property;

                 (g) all sales orders and sales contracts, quotations and bids of the Newspapers, including, without limitation, all contracts, agreements and orders for advertising in, distribution of advertising materials in and subscriptions to the Newspapers and for the providing of commercial printing services;

                 (h) all contracts and other documents relating to the Newspapers and not also relating to other publications owned by the Seller, including without limitation those listed in Section 4.6(a) of the Disclosure Schedule (as said Section 4.6(a) shall be updated to reflect changes prior to the Closing), to the extent assignable to Purchaser, but excluding all employee benefit or welfare plans, insurance policies or Personal Property Leases, as hereinafter defined;

                 (i) all existing books, papers, files and records of Seller relating to the Newspapers and not also relating to other publications owned by the Seller, whether in hard copy, magnetic or other format (collectively, "Seller's Records"), including, without limitation, the following types of files and records: books of account and accounting and Tax information (including without limitation Tax audit and inquiry information that pertain solely to the Newspapers), contract files, current and former customer, dealer, advertiser and supplier files, including, without limitation, advertiser contracts, copies of newsprint contracts, subscriber and non-subscriber lists (including those of independent contractors which distribute the Newspapers) and advertiser lists, lists of rack and box locations, lists of dealers, customer credit information, pricing information, historical and current circulation draw information, personnel and employment files, manufacturing and production information, market research and survey reports and records, equipment maintenance records, equipment warranty information, sales and advertising material, proprietary software used in connection with the editorial and classified advertising departments of the Newspapers (including without limitation, all documentation and source codes and specifications and drawings for such software), equipment drawings, manuals and data, written confirmations or certificates relating to Permits and Environmental Permits, industry information and information relating to the Newspapers' trade secrets and customer specifications;

                 (j) all prepaid expenses, all advances and other prepaid items and credits for or toward the purchase by Seller of goods, services and Inventory relating to the Newspapers, other than those hereinafter defined as Excluded Assets, which have not as of the Closing Date been received in full by Seller (collectively, the "Prepaids");

                 (k) all addresses for real property locations transferred to Purchaser and, to the extent assignable, telephone numbers of the Newspapers;

                 (l) Seller's rights, title and interest in all security deposits, surety deposits and bonds presently maintained on behalf of the Seller relative to the Newspapers which relate to contracts, leases and agreements being assigned to Purchaser at the Closing;

                 (m) the library at the Newspapers, including, but not limited to Seller's right, title and interest in photography, art, clippings, files, prints, telephone and city directories, historic facts and memorabilia, all microfilm and microfiche reproductions of back issues, proprietary software, books, computer printouts, computer data and other reference materials, the morgue, all bound copies of back issues, and all unbound back issues of each of the Newspapers;

                 (n) all leases of motor vehicles and other tangible personal property of Seller relating to the Newspapers, to the extent assignable to Purchaser, except as expressly provided in Section 1.3 ("Personal Property Leases");

                 (o) except for the Excluded Assets, all other assets of the Newspapers; and

                 (p) the real property lease related to 911 East Colorado Boulevard, Pasadena, California 91109.


         1.3 Excluded Assets. Notwithstanding Sections 1.1 and 1.2 or any other provision of this Agreement, the Purchased Assets shall not include the assets set forth in Section 1.3 of the Disclosure Schedule and the following assets of Seller (the "Excluded Assets"):

                 (a) all cash and cash equivalents on deposit or held by Seller as of the Closing for the account of or related to the Newspapers;

                 (b) all Tax Assets of the Newspapers, as defined in Exhibit A to this Agreement, all employee welfare and benefit plans relating to the Newspapers and all contracts, leases and agreements relating to the Newspapers which are not assignable to Purchaser;

                 (c) all deposits and prepaid expenses of the Newspapers as of the Closing relating to Excluded Assets or pursuant to contracts which are not being assigned as of the Closing Date;

                 (d) all insurance policies relating to the Newspapers, their employees or the Purchased Assets, all related prepaid expenses and all rights and claims arising thereunder;

                 (e) all assets, including, in particular and without limitation those of a corporate overhead nature, which in addition to being utilized in the business/operations of the Newspapers are also utilized in the business/operations of one or more affiliates of the Newspapers, including, but not limited to (i) operating and financial computer software and hardware products and services under Seller's agreements with AT&T, Canon Associates, Hewlett-Packard and SHL Computer Newspapers Group, Chicago; (ii) preprint services with J.C. Penney; (iii) news wire syndicated features services and satellite communications services through Thomson News Services in accordance with the Dataport Service Agreement with Associated Press; and (iv) all video conferencing equipment and related software used by the Newspapers;

                 (f) the real estate, building and related improvements formerly used to publish the Pasadena Star-News but not currently used for such purposes and the salt mine jointly owned by Seller and Hornsby Real Estate;

                 (g) the leased automobiles currently provided for the personal use of the publishers of The Evening Sun, the Times-Standard and the publications of the Thomson LA News Group.


                                   ARTICLE II
                       Assumption of Certain Liabilities


         2.1 Agreement to Assume. At the Closing, Purchaser shall assume and agree to discharge and perform the following (and only the following) liabilities of Seller outstanding as of the Closing Date (the "Assumed Liabilities"):

                 (a) all accounts payable incurred with respect to the Newspapers as of the Closing Date;

                 (b) all liabilities of Seller as of the Closing Date with respect to delivery of the Newspapers for the remaining term of any and all prepaid subscriptions;

                 (c) all liabilities of Seller (i) under all contracts, quotations and bids described in Sections 1.2(g) and (ii) under all contracts and leases described in Section 1.2(h) of this Agreement to the extent those liabilities become due subsequent to the Closing;

                 (d) all real estate, personal property, sales and use Taxes arising out of the operations of the Newspapers prior to the Closing and accrued as of the Closing Date;

                 (e) all sick leave and vacation benefits for employees of Seller with respect to work performed prior to the Closing Date or resulting from terminations of employment on or prior to the Closing Date; and,

                 (f) all other current liabilities related to the Newspapers not otherwise expressly excluded under Section 2.2 of this Agreement.

         In each case, Purchaser's assumption shall be only to the extent a liability is expressly assigned to Purchaser pursuant to this Agreement.

         2.2 Excluded Liabilities. Except for the Assumed Liabilities, Purchaser does not assume or agree to pay any liability or obligation of Seller, direct or indirect, known or unknown, absolute or contingent, contractual or otherwise, including, without limitation, liabilities, obligations or responsibilities under Environmental Laws (all such liabilities not being assumed by Purchaser being referred to herein as the "Excluded Liabilities"). Seller shall remain responsible for the Excluded Liabilities and shall indemnify Purchaser with respect thereto to the extent provided in
Section 10.2 hereof. Without in any manner limiting the foregoing, it shall be expressly understood that, except as otherwise expressly provided in this Agreement, Purchaser shall not at the Closing assume (a) any obligation under any employee benefit or welfare plan sponsored in whole or in part by the Seller and relating to the Newspapers (including but not limited to worker's compensation and other health and welfare plans), or any other obligation pertaining in any manner to any employees or former employees of the Newspapers or their dependents, (b) any federal, state or local tax liability of the Seller relating to the Newspapers or the Purchased Assets, (c) any liability arising out of the operations of the Newspapers prior to the Closing or arising prior to the Closing with respect to the Purchased Assets, (d) any long term debt or capital lease obligations, or any current portions related thereto, (e) any obligation under any insurance policy relating to the Newspapers, their employees or former employees, or their dependents, or the Purchased Assets,
(f) any liability payable to any Affiliate of Seller, including but not limited to the "head office account", or any liability relating to accrued payroll, including commissions, carrier tips, benefit plan contributions and accrued payroll taxes, with respect to work performed prior to the Closing Date or from terminations of employment on or prior to the Closing Date, (g) any liability for the remedial work described in the August 6, 1996 estimate from Inspection & Valuation International relating to the San Gabriel Valley Tribune building which is appended as part of Section 2.2 of the Disclosure Schedule and any liability to any contractors or other persons for unpaid fees for services or materials furnished, or work performed with respect to, that facility prior to the Closing or (h) any lease liability with respect to the automobiles described in Section 1.3(h) of this Agreement.



                                  ARTICLE III
                           Purchase Price and Closing


         3.1 Purchase Price. The Purchase Price for such of the Purchased Assets, and such of the non-competition covenants contained herein, as relate to the Thomson L.A. News Group, the Times Standard (and its related publications) and The Evening Sun (and its related publications) shall be Eighty Million Dollars ($80,000,000), Thirty Million Dollars ($30,000,000) and Twenty

Million Dollars ($20,000,000), respectively, for an aggregate Purchase Price for the Purchased Assets of One Hundred Thirty Million Dollars ($130,000,000). The Purchase Price, in the amount of One Hundred Thirty Million Dollars ($130,000,000), less (a) the "Environmental Credit" of $50,000 as set forth and defined in Section 9.14 and the additional sum of $22,500 (representing Seller's reimbursement of 1/2 of Purchaser's Hart-Scott-Rodino filing fees) and
(b) plus the sum of $152,000, representing the amount of the severance obligations of Seller with respect to which Purchaser has agreed to indemnify Seller pursuant to Section 9.1 of this Agreement, for a net Purchase Price of $130,079,500 (One Hundred Thirty Million Seventy Nine Thousand Five Hundred Dollars), shall be paid by the Purchaser to Seller at the Closing, by wire transfer or bank draft payable in immediately available funds.


         3.2 Time and Place of Closing. The transaction contemplated by this Agreement shall be consummated (the "Closing") at the offices of Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York 10004-1490, at 10 o'clock a.m. on the later of (a) the fifth business day following the later to occur of (i) the expiration of all applicable waiting periods under the HSR ACT and (ii) the satisfaction or waiver of all other conditions to the obligations of the parties set forth in Article VII, and (b) October 31, 1996, or on such other date, or at such other time or place, as shall be mutually agreed upon by Seller and Purchaser. The date upon which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the Closing Date.


         3.3 Allocation of Purchase Price. Within 30 days of the Closing Date, Purchaser and Seller shall agree upon in writing the allocation of the Purchase Price among the Purchased Assets in accordance with Section 1060 of the Internal Revenue Code of 1986. Purchaser shall disclose to Seller any preliminary or final appraisals obtained with respect to the Purchased Assets.



                                   ARTICLE IV
                    Seller's Representations and Warranties


         Seller represents and warrants to Purchaser that, except as set forth in the schedule delivered by Seller to Purchaser concurrently herewith and identified as the "Disclosure Schedule":


         4.1     Organizational.

                 (a) Seller is a corporation duly organized, existing and in good standing under the laws of the jurisdictions under which it was incorporated. Seller has all necessary power and authority to own its properties and assets and to conduct its business as now conducted except where such failure would not have a material adverse effect on the assets, liabilities, results of operations or future prospects of the Newspapers.

                 (b) Seller has qualified to conduct business and is in good standing, under the laws of all jurisdictions where the nature of the Newspapers or the nature or location of its assets requires such qualification except where such failure would not have a material adverse effect on assets, liabilities, results of operations or future prospects of the Newspapers.

                 (c) Seller has full corporate power and authority to execute and deliver this Agreement and all documents and instruments to be executed by Seller pursuant to this Agreement (collectively, "Seller's Ancillary Documents"), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

                 (d) All acts required to be taken by Seller to authorize the execution and delivery of this Agreement and each of Seller's Ancillary Documents, the performance of each of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the approval of the each of the Seller's stockholders and board of directors, if needed, have been duly and properly taken, and no other proceedings on the part of Seller are necessary to authorize such execution, delivery and performance.

                 (e) This Agreement has been, and Seller's Ancillary Documents will be, duly executed and delivered by duly authorized officers of Seller. This Agreement and each of Seller's Ancillary Documents that is a contract constitutes a legal, valid and binding obligation of the Seller signing the same, enforceable in accordance with its terms.

                 (f) Other than as set forth in Section 4.1(f) of the Disclosure Schedule, and except as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all applicable regulations (the "HSR Act") no consent, authorization, order or approval of, or filing or registration with, any governmental authority is required for the execution and delivery of this Agreement and Seller's Ancillary Documents and the consummation by Seller of the transactions contemplated by this Agreement and Seller's Ancillary Documents.

                 (g) Other than as set forth in Section 4.1(g) of the Disclosure Schedule, neither the execution and delivery of this Agreement and Seller's Ancillary Documents by Seller, nor the consummation by Seller of the transactions contemplated hereby and thereby, will conflict with or result in a breach of any of the terms, conditions or provisions of (i) Seller's charter documents or By-laws, (ii) any statute or administrative regulation, (iii) any order, writ, injunction, judgment or decree of any court or any governmental authority or any arbitration award applicable to Seller, or (iv) any material contract or agreement to which Seller is a party or by which the Purchased Assets may be bound, nor give rise to any default, acceleration, or right of termination under any such contract or agreement.


         4.2     Financial.

                 (a) Other than as set forth in Section 4.2(a) of the Disclosure Schedule, Seller's financial statements, books, accounts and records, as they relate to the Newspapers, are, and have been, maintained in the Newspapers' usual, regular and ordinary manner, in accordance with generally accepted accounting principles consistently applied, and all transactions necessary to present fairly the financial position and results of operations are reflected therein.

                 (b) The unaudited balance sheets of the Newspapers as of December 31, 1994 and December 31, 1995, which were used to prepare the financial statements of Seller, which were in turn used to prepare the audited financial statements of the Seller's ultimate parent, and the unaudited balance sheets of the Newspapers as of July 31, 1996, each as set forth in Section 4.2(a) of the Disclosure Schedule, fairly present the financial position of the Newspapers as at such dates in accordance with generally accepted accounting principles consistently applied for the periods covered thereby, except to the extent that certain 1996 year-end adjustments may not be reflected on the July 31, 1996 balance sheet and except for information ordinarily contained in footnotes to audited financial statements. The unaudited statements of income of the Newspapers for the years ended December 31, 1994 and December 31, 1995, which were used to prepare the financial statement of Seller, which were in turn used to prepare the audited financial statement of Seller's ultimate parent, and the unaudited statement of income of the Newspapers for the seven month period ending July 31, 1996, each as set forth in Section 4.2(a) of the Disclosure Schedules, fairly present the results of operations of the Newspapers for the periods then ended in accordance with generally accepted accounting principles consistently applied except for information ordinarily contained in footnotes to audited financial statements. Complete and accurate copies of each of the above described financial statements are contained in
Section 4.2(a) of the Disclosure Schedule (all of the foregoing financial statements described above are hereinafter referred to as the "Financial Statements"). Other than as set forth above or in Section 4.2(a) of the Disclosure Schedule, the Financial Statements fairly present the financial position of the Newspapers as of the respective dates thereof, and the results of operations of the Newspapers for the respective periods covered by said statements, in accordance with generally accepted accounting principles, consistently applied, except for information ordinarily contained in footnotes to audited financials. There were no material liabilities or obligations of the Newspapers whatsoever, whether accrued, contingent or otherwise, which are required under generally accepted accounting principles to be reflected in such financial statements except as and to the extent reflected in such financial statements, or in

Section 4.2(a) of the Disclosure Schedule. Furthermore, the Chief Financial Officer of Seller is not aware of any adjustments, internal or otherwise, which would have been required as of December 31, 1994 or December 31, 1995 to present fairly the financial position of the Newspapers on a stand-alone basis as of such dates.

                 (c) Seller has good and marketable title to, and the corporate power to sell, or a valid and subsisting leasehold interest in, the tangible Purchased Assets, free and clear of any Liens, except for Permitted Liens. As of the Closing, except for Permitted Liens, no unreleased mortgage, trust deed, chattel mortgage, security agreement, financing statement or other instrument encumbering any of the Purchased Assets will have been recorded, filed, executed or delivered.

                 (d) Except as set forth in Section 4.2(d) of the Disclosure Schedule, all Tax and information returns required to have been filed by Seller with any government authority have been duly filed and each such return correctly reflects Seller's Tax liabilities and all other information required to be reported on and as of the Closing. As of the Closing, Seller will have paid all Taxes then due and payable by Seller inclusive of all penalties, assessments or deficits of every nature or description in respect of Seller, and there currently are and as of the Closing there will be, no Liens for unpaid Taxes with respect to the Purchased Assets, the Newspapers or the Excluded Assets (except for Liens for Taxes not yet due and payable).

                 (e) Section 4.2(e) of the Disclosure Schedule sets forth as of the date therein set forth a complete and correct list and brief description of all Equipment material to the Newspapers or the Purchased Assets (including, without limitation, all vehicles, computer equipment, software and software licenses). Except for leased equipment covered by the Personal Property Leases, Seller owns outright and has, and at Closing will convey to Purchaser, good title to all the Equipment owned by Seller, free and clear of all Liens other than Permitted Liens. Other than as set forth in Section 4.2(e) of the Disclosure Schedule, all of the Equipment included in the Purchased Assets, including, without limitation, all press units together with all accoutrements, attachments and accessories thereto (such as formers, folders, splicers, inserters, operator consoles and the like), taken as a whole, is in good operating condition and repair, ordinary wear and tear excepted, and other than the Excluded Assets, constitute all of the equipment currently used in connection with the Newspapers.

                 (f) All of the Inventory is in the physical possession and control of Seller at its or its suppliers' facilities or in transit from suppliers. The Inventory is of a quality readily usable and/or saleable in the normal course of the Newspapers' business as conducted by Seller.

                 (g) Section 4.2(g) of the Disclosure Schedule contains a true and correct list and description of all insurance policies which are owned by Seller or which name Seller as insured and which pertain to the Purchased Assets, the Newspapers, or employees of the Newspapers. All such insurance policies are in full force and effect, and Seller has not received notice of termination or non-renewal of any such insurance policies.

                 (h) Section 4.2(h) of the Disclosure Schedule sets forth every business relationship (other than normal employment relationships and other than as may pertain to the Excluded Assets) between Seller, on the one hand, and any of Seller's or any of Seller's affiliates, officers or directors, on the other hand, which is related to the Newspapers. None of said parties (other than Seller) owns any assets which are used in the Newspapers, except for Excluded Assets or as reflected in Section 4.2(h) of the Disclosure Schedule.

                 (i) All Accounts Receivable are valid and have arisen in the ordinary course of business, represent indebtedness incurred by the applicable account debtor in bona fide third party transactions and are net of reserves. The reserves contained in the Financial Statements have been reported in accordance with generally accepted accounting principles. Seller owns the Accounts Receivable free and clear of all liens for borrowed money, other than liens for borrowed money that will be discharged at the Closing.

                 (j) Since July 31, 1996, Seller's payment of its accounts payable and Seller's collection or other treatment of its Accounts Receivable have been consistent with past practices and in the ordinary course of business.


         4.3     Advertising and Commercial Printing.

                 (a) Section 4.3(a) of the Disclosure Schedule sets forth a complete and correct list of the published rates for advertising lineage for each of the Newspapers and a complete and correct list of and the amount of revenues generated by each of the Newspapers largest (by dollar amount) (A) 10 retail advertisers, (B) 10 preprint advertisers, and (C) 10 classified advertisers for the nine months ending September 30, 1996.

                 (b) Except as set forth in Section 4.3(b) of the Disclosure Schedule, since July 31, 1996, Seller has not had any actual or threatened in writing cancellation, non-renewal or material modification of any agreements or relationships with advertisers listed in Section 4.3(a) of the Disclosure Schedule, nor has Seller made any material change in its written policies for the pricing of advertising for the Newspapers and, to the knowledge of the Seller, no advertisers listed in Section 4.3(a) of the Disclosure Schedule have provided written notice of their intent to (A) cancel previously scheduled or contracted for advertising in the Newspapers for the period following the Closing, or (B) terminate or modify significantly their relationship with the Seller.

                 (c) Section 4.3(c) of the Disclosure Schedule sets forth the published standard rates for each of the commercial printing activities included within the Newspapers. This section of the Disclosure Schedule sets forth a complete and current list of and the amount of revenues generated by each of the 10 largest (by dollar value) commercial printing customers of each of the commercial printing activities included within the Newspapers for the periods indicated therein. Except as set forth in this section of the Disclosure Schedule, since July 31, 1996, Seller has not had any actual or threatened in writing cancellations, non-renewal or material modification of any agreement or relationship with any of the commercial printing customers listed in such section, nor has Seller made any material changes in its written policies for the pricing of commercial printing services, nor, to the knowledge of Seller, does any commercial printing customer listed in such section, have provided written notice of their intent to cancel previously scheduled or contracted for commercial printing work for the period following the Closing or to terminate or modify significantly their business relationship with the Seller.


         4.4 Circulation Matters; Newsprint and Ink Purchases. With respect to circulation matters and newsprint and ink purchases:

                 (a) Attached to Section 4.4(a) of the Disclosure Schedule pertaining to each of the Newspapers are (i) the most recently completed ABC annual audit report and (ii) a true and complete copy of the March 31, 1996 publisher's statement submitted to ABC. From March 31, 1996 through September 30, 1996, none of the Newspapers' paid circulation (other than the daily circulation level of the Thomson L.A. News Group which has not fallen more than 4.5%) has fallen more than 3% below the circulation levels reported to ABC as of March 31, 1996.

                 (b) To Seller's knowledge, all representations contained in such publisher's statements and other materials submitted by Seller to the ABC for the periods covered by such publisher's statements and audit reports have been true and complete in all material respects.

                 (c) Since January 1, 1996, Seller has not made any material change in its policies for the pricing of circulation for the Newspapers, except such changes as are set forth in Section 4.4(d) of the Disclosure Schedule.

                 (d) Section 4.4(e) of the Disclosure Schedule sets forth current lists as of July 31, 1996 of all of Seller's (A) independent contractors which distribute the Newspapers (along with their paid subscriber lists as of that date, (B) rack and box locations for the Newspapers, (C) current dealers of the Newspapers, (D) current paid subscribers of the Newspapers, and (E) newsprint and ink vendors (including prices) to the Newspapers. With respect to the lists of subscribers, Seller represents and warrants that such lists reasonably accurately reflect the valid and paid subscribers of each of the Newspapers.

                 (e) Seller has not, during the past twelve months, circulated any of the Newspapers whose circulation is audited by the ABC at discounts more than the discounts reported to the ABC during such twelve month period.


         4.5     Conduct of Business.

                 (a) Except as set forth in Section 4.5(a) of the Disclosure Schedule, since July 31, 1996, with respect to the Newspapers, Seller has not:

                          (i)  sold or in any way transferred or otherwise
disposed of any of its assets or property in excess of $25,000 in any instance, except (A) in the ordinary course of Business and (B) cash applied in payment of Seller's liabilities in the ordinary course of business;

                          (ii)  suffered any material casualty, damage,
destruction or loss, or any material interruption in use, of any material assets or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God;

                          (iii)  waived any right or canceled or compromised any
debt or claim, other than in the ordinary course of business and not in excess of $10,000 for any item or $50,000 in the aggregate;

                          (iv)  increased the compensation payable to any
employee of the Newspapers except in the ordinary course of business consistent with past practices in an amount not to exceed 5% per year;

                          (v)  hired, terminated or lost the services through
death, retirement or resignation of any employee who has or had an annual salary in excess of $50,000;

                          (vi)  borrowed any money or issued any bonds,
debentures, notes or other corporate securities evidencing money borrowed;

                          (vii)  entered into any leases for real or personal
property requiring annual lease payments in excess of $35,000;

                          (viii)  committed to make any capital expenditure in
excess of $10,000 which as of the date hereof and as of the Closing Date has not been paid in full;

                          (ix)  made any material change in accounting methods
or principles; or

                          (x)  without limitation by the enumeration of any of
the foregoing, except for the execution of this Agreement, (A) entered into any transaction or taken any action other than in the usual and ordinary course of business, or (B) taken any action that, if taken after the date hereof, would constitute a breach of any of the covenants set forth in Article VI hereof (other than Section 6.2(d)(ii), (xi), (xii), (xiii),
(xiv), (xv) or (xvi).

                 (b) Since July 31, 1996, Seller has not suffered any material adverse change in the business, operations, assets, liabilities, financial condition or prospects of the Newspapers, except for changes in the economy or the newspaper business generally, and, to the Seller's publishers' knowledge, no business with which Seller does not currently compete with respect to print advertising has any plans to commence competing with the Newspapers with respect to the sale of print advertising subsequent to the Closing Date.


         4.6     Contracts, Benefit Plans, Notes and Other Instruments.

                 (a) Except as described and set forth therein, Section 4.6(a) of the Disclosure Schedule correctly and completely lists and describes all material contracts, leases, and agreements to which Seller is a party and which relate to the Purchased Assets, the Real Estate, or the conduct of the Newspapers, including, without limitation: collective bargaining agreements, employment and employment related agreements; employee benefit plans; covenants not to compete; loan agreements; notes; security agreements; sales representative, distribution, franchise, advertising and similar agreements; license agreements; commercial printing contracts; subscriptions; purchase orders and purchase contracts and sales orders and sales contracts (but not including purchase orders for any property other than capital items costing more than $10,000 or advertising contracts or orders for annual amounts of $25,000 or less). All material contracts, subscriptions, leases and other instruments referred to in this Section 4.6(a), and all other material contracts or instruments to which Seller is a party with respect to the Newspapers, are in full force and binding upon Seller and to Seller's knowledge the parties thereto. Except as set forth in Section 4.6(a) of the Disclosure Schedule, (i) no default by Seller has occurred thereunder, (ii) to the best of Seller's knowledge, no default by the other contracting parties has occurred thereunder, and (iii) no event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a default by Seller thereunder.

                 (b) Other than as set forth in Section 4.6(b) of the Disclosure Schedule, Seller is not a party to, or bound by, any unexpired, undischarged or unsatisfied written or oral material contract, agreement, indenture, mortgage, debenture, note or other instrument relating to the Newspapers under the terms of which performance by Seller according to the terms of this Agreement will be a default or an event of acceleration, or whereby timely performance by Seller according to the terms of this Agreement will be prohibited, prevented or delayed.

                 (c) Section 4.6(c) of the Disclosure Schedule contains a true and correct copy of every material license, permit, registration and governmental approval, agreement and consent applied for, pending by, issued or given to Seller, and every agreement with governmental authorities (Federal, state, local or foreign) entered into by Seller, which is in effect or has been applied for or is pending, in each event with respect to the Newspapers, exclusive of Environmental Permits (the "Permits"). Such Permits constitute all material licenses, permits, registrations, approvals and agreements and consents (other than Environmental Permits) which are required in order for Seller to conduct the Newspapers as presently conducted.


         4.7     Employees.

                 (a)      With respect to employees of the Newspapers:

                          (i)  Except as set forth in Section 4.7(a) of the
Disclosure Schedule, all employee benefit plans, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") (the "Employee Benefit Plans"), maintained by Seller or any affiliate of the Seller, as determined under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986 (the "Code") ("ERISA Affiliate"), and which provide benefit to employees of the Newspapers comply in all material respects with and are and have been operated in substantial accordance with each applicable provision of ERISA, the Code (including, without limitation, the requirements of Code
Section 401(a) to the extent any of such plans which is an employee pension benefit plan (within the meaning of Section 3(a) of ERISA) is intended to conform to that section), other Federal statutes, and the regulations and rules promulgated pursuant thereto or in connection therewith.

                          (ii)  Each Employee Benefit Plan which is an employee
welfare benefit plan (within the meaning of Section 3(1) of ERISA) and which is a group health plan (within the meaning of Section 5000(b)(1) of the Code) and which provides benefits to employees of the Newspapers complies in all material respects with and has been and operated in accordance with each of the requirements of Section 162(i) of the Code as in effect for years beginning prior to 1989, Section 4980B of the Code for years beginning after December 31, 1988, and Part 6 of Subtitle B of Title I of ERISA ("COBRA"). There are no pending or, to the best knowledge of Seller, threatened claims, suits or other proceedings by any employee or former employee of the Newspapers or by the beneficiary, dependent or representative of any such person, involving the failure of any group health plan ever maintained with respect to the employees of the Newspapers to comply with the health care continuation requirements of COBRA.

                          (iii)  Neither Seller nor any ERISA Affiliate has
incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") as a result of the voluntary or involuntary termination of an employee pension benefit plan pertaining to employees of the

Newspapers which is subject to Title IV of ERISA. There is currently no active filing by Seller or any ERISA Affiliate with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any employee pension benefit plan pertaining to employees of the Newspapers which is subject to Title IV of ERISA, and which has been maintained or funded, in whole or in part, by Seller or any ERISA Affiliate.

                          (iv)  Except as provided in Section 4.7(a) of the
Disclosure Schedule, neither Seller nor any ERISA Affiliate currently maintains or is obligated to contribute to, nor has in the past maintained or contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA, pertaining to employees of the Newspapers, and neither Seller nor any ERISA Affiliate has suffered a complete withdrawal or partial withdrawal as such terms are defined in Sections 4203 and 4205, respectively, of ERISA for which it reasonably expects to incur any withdrawal liability, with respect to any such plan.

                 (b) With respect to the Newspapers' employees, except as provided in Section 4.7(b) of the Disclosure Schedule:

                          (i)  There are no pending or, to the best of Seller's
knowledge, threatened unfair labor practice charges or employee grievance charges.

                          (ii)  There is no request for union representation,
labor strike, dispute, slowdown or stoppage actually pending or, to the best of Seller's knowledge, threatened against or directly affecting Seller.

                          (iii)  No grievance or arbitration proceeding arising
out of or under collective bargaining agreements is pending or threatened.

                          (iv)  Other than the Assumed Liabilities, Seller
shall make all payments required to be made prior to the Closing Date under the Employee Benefit Plans and all payments of accrued salaries or wages and vacation pay required pursuant to any law or any policy of the Seller to be made prior to the Closing Date with respect to employment of any persons by the Newspapers until the close of business on the Closing Date. Except as set forth in Section 4.7(b) of the Disclosure Schedule, Seller has no liability to provide medical benefits to former employees of the Newspapers or their spouses or dependents, other than as required by Section 4980B of the Code.

                          (v)  Section 4.7(b)(v) of the Disclosure Schedule
contains a true and complete list of all of the Newspapers' employees as of the date therein set forth, and such list correctly reflects their salaries, hours, wages, other compensation (other than benefits under the Employee Benefit Plans) including all bonuses paid or accrued as of such date, dates of employment, positions and all severance pay entitlements.

                 (c) Seller has complied in all material respects with any and all obligations arising under WARN relative to all employment losses, terminations, layoffs and/or hours reductions among its employees occurring subsequent to January 1, 1996.


         4.8     Litigation.

                 (a) Other than as set forth in Section 4.8(a) of the Disclosure Schedule, there are no litigation, arbitrations, or proceedings, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending or threatened in writing, against Seller or its Affiliates, or with respect to the Purchased Assets or the Real Estate or with respect to the consummation of the transaction contemplated hereby, or the use of the Purchased Assets (either by Purchaser after the Closing or by Seller prior thereto).

                 (b) Other than as set forth in Section 4.8(b) of the Disclosure Schedule, Seller is not a party to, or bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to the Newspapers, their properties, assets, personnel or business activities.

                 (c) Seller is not in violation of, or delinquent with respect to, any decree, order or arbitration award or law, statute, or regulation of or agreement with, or Permit from, any Federal, state or local governmental authority (or to which its properties, assets, personnel, business activities or the Real Estate are subject or to which it, itself, is subject), including, without limitation, laws, statutes and regulations relating to equal employment opportunities, fair employment practices, unfair labor practices, terms of employment, occupational health and safety, wages and hours and discrimination, and zoning ordinances and building codes, other than violations or delinquencies which could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the assets, liabilities, business, condition (financial or otherwise), results of operation or prospects of the Seller or the Newspapers. Copies of all notices of violation of any of the foregoing which Seller has received within the past year are attached to
Section 4.8(c) of the Disclosure Schedule.


         4.9     Environmental Matters.

                 (a) Seller and its assets and business relating to the Purchased Assets, the Real Estate and the Newspapers are in compliance with all Environmental Laws and all material Environmental Permits. A copy of any written notice, citation, inquiry or complaint which Seller has received in the past five years of any alleged violation of or liability or potential liability under any Environmental Law or Environmental Permit related to the Purchased Assets, the Real Estate and the Newspapers is contained in Section 4.9(a) of the Disclosure Schedule, and all material violations alleged in said notices have been corrected. There have been no environmental investigations, studies, audits, tests, reviews or analyses relating to the Purchased Assets or the Real Estate conducted by Seller, or any consultant engaged by Seller, except as described in Section 4.9(a) or 9.14 of the Disclosure Schedule. True and complete copies of all reports issued in connection with such investigations, etc. have previously been provided to Purchaser. Seller possesses all Environmental Permits which are required for the operation of the Newspapers, and is in compliance with the provisions of all such material Environmental Permits. Copies of all material Environmental Permits issued to Seller are contained in Section 4.9(a) of the Disclosure Schedule. Seller has taken all appropriate measures to reapply for or renew such material Environmental Permits where such action is necessary to keep such material Environmental Permits in effect.

                 (b) Except as listed in Schedule 4.9(b) or as described in Section 9.14 of the Disclosure Schedule, there has been no storage, treatment, generation, transportation or Release of any Hazardous Materials by the Seller or by any other person or entity for which Seller is responsible (hereinafter, collectively "Seller or Seller's Agents or Affiliates") at any Facility included within the Purchased Assets in violation of, or which could give rise to, any obligation or the incurrence of any damages under, Environmental Laws.

                 (c) Section 4.9(c) of the Disclosure Schedule sets forth a complete list of all Containers that are now present at, or have heretofore been removed by Seller or Seller's Agents or Affiliates from, the Real Estate. All Containers which have been heretofore removed by Seller or Seller's Agents or Affiliates from the Real Estate have been removed in accordance with all applicable Environmental Laws.

                 (d) Without in any way limiting the generality of the foregoing, except as disclosed in Section 4.9(d) or 9.14 of the Disclosure
Schedule:

                          (i)  there is no friable asbestos contained in or
forming part of any building, building component, structure or office space owned, operated, leased, managed or controlled by Seller or located on the Real Estate;

                          (ii)  no polychlorinated biphenyls are used or
stored on the Real Estate;

                          (iii)  There are no locations included within the Real
Estate at which any Hazardous Material generated, used, owned or controlled by Seller or Seller's Agents or Affiliates have been disposed of or Released into the Environment; and

                          (iv)  no Lien has been recorded under any
Environmental Law with respect to the Real Estate.

                 (e) None of the Real Estate is listed or proposed for listing on the National Priorities List or on the Comprehensive Environmental Response, Compensation and Liability Information System list, both promulgated under CERCLA, or on any state or local list of sites requiring removal, remedial response or corrective action pursuant to any Environmental Law.


         4.10    Real Estate.

                 (a) The real property owned by Seller which is to be purchased by Purchaser pursuant to this Agreement is identified in Section 4.10(a) of the Disclosure Schedule. Except as described in Section 4.10(a) of the Disclosure Schedule, Seller holds, or will at the time of Closing hold, fee simple title to the Real Estate, subject only to real estate taxes not delinquent and to covenants, conditions, restrictions, easements of record and such other matters either set forth or described in Section 4.10(a) of the Disclosure Schedule, none of which makes title to the Real Estate unmarketable for use in publishing a newspaper and none of which are violated by Seller or will materially interfere with Purchaser's use thereof. None of the improvements comprising the Real Estate, nor the businesses conducted by Seller thereon, are in violation of any use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, code or ordinance or public utility easement other than violations which would not, individually or in the aggregate, have a material adverse effect on the assets, liabilities, business, condition (financial or otherwise), results of operation or prospects of Seller or the Newspapers or the use or value of the Real Estate. To Seller's knowledge, no alterations or improvements to the Real Estate violate the ADA or any other applicable laws or regulations.

                 (b) The Real Estate currently is served by utilities adequate to operate such facility at its current rate of production, and none of the utility companies serving any such facility has threatened Seller with any reduction in service. All of said utilities are installed and operating and all installation and connection charges have been paid for in full.

                 (c) The continued maintenance and operation of the Real Estate as currently maintained and operated is not dependent on facilities located at other property, and the continued maintenance and operation of any other property is not dependent on facilities located on the Real Estate; no building or other improvement not part of the Real Estate relies on the Real Estate or any part thereof or any interest therein to fulfill any governmental requirement; and no building or other improvement on the Real Estate relies on any property not included within the Real Estate to fulfill any governmental requirement.

                 (d) Except as provided in section 4.10(d) of the Disclosure Schedule, there are no challenges or appeals pending regarding the amount of the taxes on, or the assessed valuation of, the Real Estate, and no special arrangements or agreements exist with any governmental authority with respect thereto.

                 (e) There is no Tax assessment (in addition to the normal, annual general real estate Tax assessment) pending or, to the best of Seller's knowledge, threatened with respect to any portion of the Real Estate.

                 (f) There are no condemnation proceedings pending or, to the best of Seller's knowledge, threatened with respect to any portion of the Real Estate.


         4.11    Intellectual Property.

                 (a) All of Seller's material (i) trademarks, service marks, slogans, trade names, trade dress and the like (collectively with the associated goodwill of each, "Trademarks"); (ii) common law Trademarks; (iii) proprietary formulations, manufacturing methods, know-how and trade secrets;
(iv) patents on and pending applications to patent any technology or design;
(v) registrations of and applications to register copyrights; and (vi) written licenses of rights in computer software (other than off-the-shelf licenses), Trademarks, patents, copyrights, unpatented formulations, manufacturing methods and other know-how, whether to or by Seller, in each event used exclusively by the Newspapers, are, with respect to clauses (i), (ii), (iv), (V) and (vi), identified in Section 4.11(a) of the Disclosure Schedule and are referred to herein collectively as the "Intellectual Property."

                 (b) (i) Seller is the owner of the trademarks the Whittier Daily News, the San Gabriel Valley Tribune, the Pasadena Star-News, the Tribune-Standard and The Evening Sun (collectively the "Masthead Trademarks") and, to Seller's knowledge, is the owner of each other Trademark and its associated goodwill; (ii) Seller has not received any written notice from any other firm, corporation, association or person indicating that any such firm, corporation, association or person claims the right to use in connection with similar or closely related goods and in the same geographic area, any mark which is identical or confusingly similar to any of the Trademarks; (iii) Seller has not received any written claim that any third party asserts ownership rights in any of the Intellectual Property; (iv) Seller has not received any written claim that Seller's use of any Intellectual Property infringes any right of any third party; (v) Seller has not received any written claim that any third party is infringing any of Seller's rights in any of the Intellectual Property; (vi) except pursuant to written licenses disclosed in Disclosure Schedule, Seller is under no obligation to pay any royalties or similar payments in connection with any license of Intellectual Property; (vii) subject to Section 9.3, the consummation of the transaction contemplated by this Agreement will not result in the impairment of Seller's right to use any of the Intellectual Property nor infringe upon the rights of any third party; and (viii) to Seller's knowledge, Seller is the owner of or possesses valid and subsisting licenses for or has the right to use all Intellectual Property used in the conduct of the Newspapers and the operation of the Purchased Assets as now conducted and operated.


         4.12 Second Class Mail. All reports filed with the United States Postal Service in connection with, and second class mail postal permits applicable to, the Newspapers were, to the best of Seller's knowledge, true and correct in all material respects at the time of their filing.


         4.13 Deposits/Bonds. Section 4.13 of the Disclosure Schedule is a true and correct schedule of all material security deposits, surety deposits and bonds presently maintained in whole or in part on behalf of Seller.


         4.14 General.

                 (a) The Purchased Assets constitute, except for the Excluded Assets and except for those assets which are described in Section 4.14 of the Disclosure Schedule, (i) all of the assets and property used, or held for use by Seller in, or related to the operations of, the Newspapers and (ii) all of the assets necessary to own and conduct the Newspapers as they are presently conducted, and there are no properties or assets of the type described in the definition of Purchased Assets owned, used, or held for use by Seller in the operation of the Newspapers that are not included in the Purchased Assets. All the Purchased Assets that constitute tangible real or personal property are located in either the Commonwealth of Pennsylvania or in the State of California.

                 (b) The representations and warranties of Seller in this Agreement, Seller's Ancillary Documents, and all other certificates, schedules, documents or instruments delivered or to be delivered to Purchaser in connection with this Agreement do not and will not contain any untrue statement of a material fact or omit or will omit to state a material fact required to be stated herein or therein in order to make the representations, warranties or statements contained herein and therein not misleading. Seller makes no representations or warranties, express or implied, other than those expressly provided herein.

                 (c) Complete and accurate copies of all documents referred to in the Disclosure Schedule have previously been furnished by Seller to Purchaser.

                 (d) Neither Seller nor any of its Affiliates has dealt with any person or entity who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment for arranging the transaction contemplated hereby or introducing the parties to each other, that will result in the payment of any fees by Purchaser.

                 (e) No Phase I environmental assessment or other assessment conducted by Purchaser with respect to the Purchased Assets prior to Closing shall be deemed to relieve Seller of any obligation with respect to any warranties, representations, covenants or other understandings made pursuant to this Agreement.



                                   ARTICLE V
                   Purchaser's Representations and Warranties


         5.1     General.  Purchaser represents and warrants to Seller that:

                 (a) Purchaser is a corporation duly organized, existing and in good standing under the laws of the State of Delaware.

                 (b) Purchaser has full corporate power and authority to execute and deliver (i) this Agreement and (ii) all documents and instruments to be executed by Purchaser pursuant to this Agreement (collectively, "Purchaser's Ancillary Documents") and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and Purchaser's Ancillary Documents will be, duly executed and delivered by duly authorized officers of Purchaser and this Agreement and each of Purchaser's Ancillary Documents that is a contract constitutes a legal, valid and binding obligation of Purchaser signing the same, enforceable in accordance with its terms.

                 (c) No consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery by Purchaser of this Agreement and Purchaser's Ancillary Agreements, and the consummation by Purchaser of the transactions contemplated by this Agreement and Purchaser's Ancillary Documents. All acts required to be taken by Purchaser to authorize the execution and delivery of this Agreement and each of Purchaser's Ancillary Documents, the performance of each of its obligations hereunder and thereunder and the consummation of the transactions contemplated of Purchaser's stockholders and board of directors, have been duly and properly taken, and no other proceedings on the part of Purchaser are necessary to authorize such execution, delivery and performance.

                 (d) Neither the execution and delivery of this Agreement and Purchaser's Ancillary Documents by Purchaser, nor the consummation by Purchaser of the transactions herein contemplated, will conflict with or result in a breach of any of the terms, conditions or provisions of (i) Purchaser's Certificates of Incorporation or By-laws, (ii) any statute or administrative regulation, (iii) any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award applicable to Purchaser, or
(iv) any material contract or agreement of which any of Purchaser or Purchaser's Affiliates may be bound, nor give rise to any default, acceleration, or right of termination under any such contract or agreement.

                 (e) Neither the Purchaser, nor any of its Affiliates, have dealt with any person or entity who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment for arranging the transaction contemplated hereby or introducing the parties to each other.



                                   ARTICLE VI
                          Conduct Prior to the Closing


         6.1 General. Seller and Purchaser shall have the rights and obligations with respect to the period between the date hereof and the Closing Date which are set forth in the remainder of this Article VI.

         6.2 Seller's Obligations. The following are Seller's obligations between the date hereof and the Closing Date as they relate to the Newspapers and the transactions described herein:

                 (a) Seller shall give to Purchaser's officers, employees, attorneys, consultants and accountants reasonable access during normal business hours to all of the properties, books, contracts, documents, records and personnel of Seller relating solely to the Newspapers and shall furnish to Purchaser such information relating solely to the Newspapers as Purchaser may at any time and from time to time reasonably request.

                 (b) Seller shall use reasonable, good faith efforts (and Purchaser shall cooperate with Seller) to obtain all consents and/or approvals specified by Purchaser to the assignment of, or alternate arrangements satisfactory to Purchaser with respect to, any contract, lease, insurance policy, agreement, purchase order, sales order, or other instrument, Permit or Environmental Permit, which is to be assigned to Purchaser hereunder and which may be required for such assignment to be effective (the "Consents").

                 (c) Seller shall carry on the Newspapers in the usual and ordinary course of business, consistent with past practices, and shall use its reasonable best efforts to preserve its business and the goodwill of its advertisers, subscribers, customers, suppliers and others having business relations with the Seller and to retain its business organization intact, including efforts to keep substantially available the services of its respective present employees, representatives and agents, and shall maintain all of its properties in good operating condition and repair, ordinary wear and tear excepted.

                 (d) Without the prior written consent of Purchaser, and without limiting the generality of any other provision of this Agreement, Seller shall not:

                          (i)  make any payments or distributions to its
respective employees, officers or directors, except in the ordinary course of business;

                          (ii)  hire any new employee or terminate, other than
for cause, the employment of any employee having an annual salary or wages in excess of $50,000;

                          (iii)  incur or commit to incur any capital
expenditures in excess of $10,000 not set forth in the Disclosure Schedule;

                          (iv)  incur, assume or guarantee any long-term or
short-term indebtedness for borrowed money;

                          (v)  directly or indirectly, enter into or assume any
contract, agreement, obligation, lease, license or commitment pursuant to which the aggregate annual obligations or liabilities exceed $50,000 or which are not cancelable without penalty upon 90 days notice or less;

                          (vi)  adopt or amend any Plan, Welfare Plan or
Employee Benefit Plan;

                          (vii)  increase the compensation payable to any
employee, except as may be required by law or that apply to all of Seller's employees generally, in excess of 5%, except in accordance with existing collective bargaining agreements or other employment agreements;

                          (viii)  enter into any new collective bargaining
agreement or modify or extend any existing collective bargaining agreement with the effect of incurring obligations after the Closing Date;

                          (ix)  sell, transfer or otherwise dispose of any
material asset or property (other than Excluded Assets) except in the ordinary course of business and except for cash applied in payment of Seller's trade liabilities in the ordinary course of business, create any Lien on any asset or property or compromise or cancel any debts or claims relating thereto, other than in the ordinary course of Seller's business;

                          (x)  amend, terminate or give notice of termination
with respect to any existing material agreement to which the Seller is a party, or waive any material rights thereunder;

                          (xi)  sell advertising and subscriptions on terms
inconsistent with past practices with respect to credit and collection policies;

                          (xii)  directly or indirectly, enter into any
transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of services) with any Affiliate of Seller;

                          (xiii)  manage the newsprint and supply inventories of
the Newspapers so that the quantities of newsprint and supplies of all of the Newspapers which are made available to the Purchaser at the Closing are not in the aggregate less than the quantities on hand at the Newspapers as of September 30, 1996;

                          (xiv)  manage the trade accounts payables of any of
the Newspapers so that the average age of any of its Newspapers trade payables at the Closing Date are greater than the average age of such trade payables at September 30, 1996, each calculated on a weighted average basis, or otherwise fail to pay its accounts payables consistent with past practices;

                          (xv)  manage the accounts receivable of any of the
Newspapers other than in the ordinary course of business and in strict compliance with the established business practices of each of the Newspapers, or compromise any claims with respect to such accounts, or grant any discounts for the accelerated payment of such accounts, or otherwise, except in strict compliance with the established business practices of each of the Newspapers; or

                          (xvi)  pay, incur, utilize or otherwise manage the
prepaid expenses of each Newspaper other than in the ordinary course of business and in strict compliance with the established business practices of each Newspaper.


                 (e) Seller shall promptly disclose to Purchaser any information contained in its representations and warranties or the Disclosure Schedule which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that none of such Disclosures shall be deemed to modify, amend or supplement the representations and warranties of Seller or the Disclosure Schedule hereto for the purposes of Article IV hereof, unless Purchaser shall have consented thereto in writing.

                 (f) Seller shall refrain, beginning from the date hereof through 12:01 a.m. on the day next succeeding the Closing Date, from taking any action which would result in an employment loss (as such term is defined in WARN).


         6.3 Joint Obligations. The following shall apply with equal force to Seller and Purchaser:

                 (a) Without implication that such laws apply to the transactions contemplated hereby, Seller and Purchaser shall not comply with the provisions of the laws of any states relating to bulk sales or bulk transfer laws other than as specifically required herein.

                 (b) No party shall intentionally perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto or which would result in any representation or warranty herein contained of said party being untrue in any material respect as if originally made on and as of the Closing Date.

                 (c) Each party hereto will (i) take all commercially reasonable steps necessary, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to governmental or regulatory bodies required of such parties or their Affiliates to consummate the transactions contemplated hereby, including, but not limited to, those required under the HSR Act, (ii) provide such other information and communications to such governmental or regulatory bodies as such parties or such governmental or regulatory bodies may reasonably request in connection therewith and (iii) cooperate with each other as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to governmental or regulatory bodies required of each party or any of its Affiliates to consummate the transactions contemplated hereby. Each party hereto will provide prompt notification to each other party hereto or its Affiliates when any such consent, approval, action, filing or notice referred to in clause (i) above is obtained, taken, made or given, as applicable, and will advise each other party hereto of any communications (and, unless precluded by law, provide copies to each other party hereto of any such communications that are in writing with any governmental or regulatory body regarding any of the transactions contemplated by this Agreement). In addition to and not in limitation of the foregoing, each party hereto will (a) comply at the earliest practicable date with any request for additional information received by each of them or their Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (b) cooperate with each other in connection with any filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission, the Antitrust Division or the Department of Justice or state attorneys general. Consistent with past transactions between Purchaser and Seller, Seller shall reimburse Purchaser at the Closing one-half of Purchaser's total HSR filing fees of $45,000.

                                  ARTICLE VII
                             Conditions to Closing


         7.1 Conditions to Seller's Obligations. The obligation of Seller to consummate the transactions contemplated hereby is subject to the fulfillment or waiver of all of the following conditions on or prior to the Closing Date, upon the material non-fulfillment of any of which this Agreement may, at Seller's option, be terminated pursuant to and with the effect set forth in Article XI hereof:

                 (a) Each and every representation and warranty made by Purchaser shall have been true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date.

                 (b) All obligations of Purchaser to be performed hereunder through, and including on, the Closing Date shall have been performed in all material respects.

                 (c) Seller shall have received all of the agreements, certificates, documents and items specified in Section 8.2.

                 (d) No suit, proceeding or investigation shall have been commenced and pending by any governmental authority or private person on any grounds to restrain, enjoin or hinder, or to see material damages on account of, the consummation of the transactions contemplated hereby.

                 (e) Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Newspapers shall have expired or shall have been terminated.


         7.2 Conditions to Purchaser's Obligations. The obligation of Purchaser to consummate the transactions contemplated hereby is subject to the fulfillment or waiver of all of the following conditions on or prior to the Closing Date, upon the material nonfulfillment of any of which this Agreement may, at Purchaser's option, be terminated pursuant to and with the effect set forth in Article XI hereof:

                 (a) Each and every representation and warranty made by Seller shall have been true and correct in all material respects when made without regard to any schedule updates furnished by Seller thereafter and shall be true and correct in all material respects as if originally made on and as of the Closing Date.

                 (b) All obligations of Seller to be performed hereunder through, and including on, the Closing Date shall have been performed in all material respects.

                 (c) Purchaser shall have received all of the agreements, certificates, documents and items specified in Section 8.3.

                 (d) No suit, proceeding or investigation shall have been commenced and pending by any governmental authority or private person on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transactions contemplated hereby.

                 (e) Seller shall assist Purchaser as requested by Purchaser, in procuring, at Purchaser's expense, an owner's title insurance policy (ALTA Owner's Policy Form B-1970 (rev. 10/17/70 and 10/17/84)) with respect to each parcel of the Real Estate the fee simple title which is being conveyed to Purchaser by Seller insuring Purchaser in an amount not less than the assessed value of such parcels and issued by a title insurance company reasonably acceptable to Purchaser and Seller showing fee simple title thereto to be vested in Purchaser and subject only to the standard general exceptions in such policy, the exceptions set forth in Section 4.10(a) of the Disclosure Schedule and such exceptions as are reasonably acceptable to Purchaser.

                 (f) Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Newspapers shall have expired or shall have been terminated.


                                  ARTICLE VIII
                                    Closing


         8.1 Form of Documents. At the Closing, the parties shall deliver the documents, and shall perform the acts, which are set forth in this Article
VIII. All documents which Seller shall deliver shall be in form and substance reasonably satisfactory to Purchaser and Purchaser's counsel. All documents which Purchaser shall deliver shall be in form and substance reasonably satisfactory to Seller and Seller's counsel.


         8.2 Purchaser's Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Section 7.2 of this Agreement, Purchaser shall execute and/or deliver to Seller all of the following:

                 (a) the portion of the Purchase Price payable by wire transfer or bank draft, in immediately available funds, at the Closing;

                 (b) a certified copy of Purchaser's Certificates of Incorporation and By-laws;

                 (c) a certificate of good standing of Purchaser, issued not earlier than ten (10) days prior to the Closing Date by the Secretary of State of Delaware;

                 (d) an incumbency and specimen signature certificate with respect to the officers of Purchaser executing this Agreement and Purchaser's Ancillary Documents on behalf of Purchaser;

                 (e) a certified copy of resolutions of Purchaser's board of directors, authorizing the execution, delivery and performance of this Agreement and Purchaser's Ancillary Documents;

                 (f) a closing certificate executed by the Chief Executive Officer of Purchaser (or any other officer of Purchaser specifically authorized to do so), on behalf of Purchaser, pursuant to which Purchaser represents and warrants to Seller that Purchaser's representations and warranties to Seller are true and correct as of the Closing Date as if then originally made (or, if any such representation or warranty is untrue in any respect, specifying the respect in which the same is untrue), that all covenants required by the terms hereof to be performed by Purchaser on or before the Closing Date, to the extent not waived by Seller in writing, have been so performed (or, if any such covenant has not been performed, indicating that such covenant has not been performed), and that all documents to be executed and delivered by Purchaser at the Closing have been executed by duly authorized officers of Purchaser;

                 (g) an assumption agreement, duly executed by Purchaser, under which Purchaser assumes the Assumed Liabilities and all other liabilities to be assumed by Purchaser pursuant to Article III and Section 2.1 of this Agreement and indemnify Seller and hold Seller harmless from and against any and all such liabilities assumed by Purchaser; and,

                 (h) An opinion from Purchaser's counsel, in the form appended to this Agreement as Exhibit B.


          8.3 Seller's Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Section 7.1 of this Agreement, Seller shall deliver to Purchaser physical possession of all tangible Purchased Assets, and shall execute (where applicable in recordable form) and/or deliver or cause to be executed and/or delivered to Purchaser all of the following:

                 (a) certified copies of each of Seller's charter documents and By-laws;

                 (b) certificates of good standing of Seller, issued not earlier than ten (10) days prior to the Closing Date by the Secretaries of State of the states of its incorporation;

                 (c) an incumbency and specimen signature certificate with respect to the officers of Seller executing this Agreement and Seller's Ancillary Documents on behalf of Seller;

                 (d) a certified copy of resolutions or consents to action without a meeting of the board of directors and stockholders of Seller, authorizing the execution, delivery and performance of this Agreement and Seller's Ancillary Documents;

                 (e) a bill of sale, executed by Seller, in the form appended to this Agreement as Exhibit D;

                 (f) an assignment to Purchaser executed by Seller, in the form appended to this Agreement as Exhibit E, assigning to Purchaser all of the Purchased Assets (other than the Inventory, Equipment, other tangible personal property and the Real Estate). If necessary in the opinion of Purchaser's counsel, Seller shall also execute and deliver (in recordable form where required) separate assignments of any of the Purchased Assets, where applicable, in the form required by the applicable governmental agencies, insurance companies, customers, lessors, and other parties with whom the assignments must be filed;

                 (g) a closing certificate duly executed by the Chief Executive Officers of Seller (or any other officer of Seller specifically authorized to do so) on behalf of Seller, pursuant to which Seller represents and warrants to Purchaser that Seller's representations and warranties to Purchaser are true and correct in all material respects as of the Closing Date as if then originally made (or if any such representation or warranty is untrue in any respect, specifying the respect in which the same is untrue), that all covenants required by the terms hereof to be performed by Seller on or before the Closing Date, to the extent not waived by Purchaser in writing, have been so performed in all material respects (or, if any such covenant has not been so performed, indicating that such covenant has not been performed), and that all documents to be executed and delivered by Seller at the Closing have been executed by duly authorized officers of Seller;

                 (h) a certificate of the Chief Financial Officer of Seller, on behalf of the Seller, dated as of the Closing Date, stating that there has been no material change in the information disclosed in Section 4.2 of the Disclosure Schedule which would have a material adverse effect on the Newspapers;

                 (i) releases of all Liens other than Permitted Liens on the Purchased Assets, including without limitation, as applicable, termination statements and releases of mortgages and collateral assignments of leases and rents, and all necessary consents of Seller's lenders to the transactions set forth herein;

                 (j) a bargain and sale deed with unconditional warranties against (i) any acts by Seller or any Affiliate and (ii) all occurrences during the period of Seller's or its Affiliate's ownership of the Real Estate (subject only to Permitted Liens and in all respects sufficient to permit the title company issuing the Owner's Title Policy referenced in Section 7.2(f) hereof to issue such Policy without exceptions which would breach Seller's representations and warranties in Section 4.1), a standard owner's and Seller's affidavit to and for the benefit of Purchaser and the title company issuing the Owner's Title Policy sufficient in form and content to permit the deletion of standard exceptions (1) and (4) of such Policy and a certificate in compliance with the Foreign Investment in Real Property Tax Act ("FIRPTA") certifying that Seller is not a person or an entity subject to withholding under FIRPTA, with respect to each parcel of the Real Estate, provided, that anything in this Agreement to the contrary notwithstanding, if Seller shall be unable to convey title to the real estate properties included within the Purchased Assets at the Closing in accordance with the provisions of this Agreement, Purchaser shall inform Seller within five business days of Purchaser's decision either (i) to accept such title to such properties as Seller may be able to convey, without any credit against the purchase price or other liability on Seller's part, including any obligation to cure any title defect or to otherwise comply with the provisions of Sections 4.10, 8.3(j) or 9.6 hereof with respect to such properties or (ii) as Purchaser's sole and exclusive right and remedy for Seller's inability to convey title to such properties in accordance with the terms of this Agreement, to terminate this Agreement, in which event this Agreement shall be deemed canceled and both parties shall be relieved of any rights and obligations hereunder. In either event, Purchaser shall be deemed to have waived its right to seek indemnification from Seller with respect to Seller's inability to convey title to such properties in accordance with the terms of this Agreement;

                 (k) to the extent obtained, all necessary Material Consents or alternate arrangements with respect thereto, all as reasonably acceptable to Purchaser;

                 (l) certificates of title or origin (or like documents) with respect to all vehicles included in the Purchased Assets and other Equipment for which a certificate of title or origin is required in order for title thereto to be transferred to Purchaser; and

                 (m) an opinion from Seller's counsel in the form appended to this Agreement as Exhibit C.


                                   ARTICLE IX
                              Post-Closing Matters


         9.1 Purchaser's Obligations with Respect to Employees of the Newspapers. Purchaser covenants that it will offer employment, as of the Closing Date and for such period thereafter as it shall determine, to all of the employees of the Newspapers, other than Gary Nelson, a current composing room employee of the Times-Standard, the Publisher and Chief Financial Officer of the Thomson L.A. News Group, the publisher of The Evening Sun and such other employees of the Newspapers as Seller has elected not to hire, as identified in Exhibit F to this Agreement (the "Excluded Employees"), at such salaries as Purchaser determines appropriate. In so doing, Purchaser shall recognize the vacation benefits of such employees accrued during their previous employment by the

Newspapers and not paid to such employees by Seller on or prior to the Closing Date. Purchaser shall further offer all such employees health, welfare, 401(k), holiday, vacation and sick leave benefits, comparable to those customarily provided to employees of Purchaser, pursuant to which such employees shall receive service credit for their previous employment by the Newspapers. Notwithstanding the foregoing, subject to the procedures set forth in Article X of this Agreement, Purchaser shall indemnify Seller fully against any Damages incurred by Seller (including without limitation severance obligations in the amount of $152,000 as set forth in Exhibit F to this Agreement, as a consequence of Purchaser's failure to offer employment to (i) any of the Excluded Employees at all or upon terms no less favorable to those upon which they are employed by Seller as of the Closing, (ii) any employee covered by any collective bargaining agreement relating to the Newspapers on terms and conditions no less favorable than those required by the terms and conditions of those agreements and (iii) to Gary Nelson, provided, that in the case of Mr. Nelson, Purchaser's indemnification obligation shall be limited to reimbursing Seller for wages paid by Seller to Mr. Nelson subsequent to the Closing, at the level of wages paid by Seller to Mr. Nelson prior to the Closing, for such period as Mr. Nelson is employed by Seller subsequent to the Closing, not to exceed one year. These covenants are intended to be solely for Seller's benefit and are not intended to create any rights on behalf of any employee of the Newspapers, as a third party beneficiary, or otherwise, nor are these covenants intended to restrict Purchaser's rights in any manner with respect to such employees after the Closing Date as employees at will in the same manner as Purchaser would be free to deal with such employees in the absence of the provisions herein. Purchaser further covenants and agrees to indemnify and hold Seller harmless (which covenant and agreement shall survive the Closing hereunder), subject to the procedures set forth in Article X of this Agreement, with respect to any Damages incurred by Seller under the WARN Act, or with respect to any severance obligations, on account of any action taken by Purchaser on or after the Closing Date, including without limitation, Purchaser's failure to offer such employees compensation or benefits equivalent to such employees' current compensation and benefits (other than with respect to pension benefits for composing room employees of the Times-Standard).


         9.2 Inspection of Records. Seller shall deliver to Purchaser at the Closing all of the books and records of Seller relating exclusively to the Newspapers, as set forth in Section 1.2(i) above. Purchaser shall keep and make any of such books, records and Tax information of Seller available for inspection by Seller, or by Seller's duly accredited representatives, for reasonable business purposes at all reasonable times during normal business hours, for a seven (7) year period after the Closing Date, with respect to all transactions occurring prior to and those relating to the Closing and the historical financial condition, assets, liabilities, results of operations and cash flows of Seller. As used in this Section 9.2, the right of inspection includes the right to make extracts or copies.

         9.3 Certain Assignments. Any other provision of this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to transfer or assign, or a transfer or assignment of, any claim, contract, lease, Permit, Environmental Permit, commitment, or sales order, or any benefit arising thereunder or resulting therefrom, if an attempt at transfer or assignment thereof without the consent required or necessary for such assignment would constitute a breach thereof or in any way adversely affect the rights of Purchaser or Seller thereunder. If such a consent or agreement to transfer or assign is not obtained for any reason, Purchaser and Seller shall cooperate in any arrangement Purchaser may reasonably request to provide for Purchaser the benefits under such claim, contract, lease, Permit, Environmental Permit, commitment or order; but the failure to obtain any such consent shall not be deemed to be a breach of any representation or warranty or covenant or agreement under this Agreement.


         9.4 Use of Trademarks: References to Seller. Seller shall cease subsequent to the Closing Date to use and shall not license or permit any third party to use any of the Trademarks or any name, slogan, logo or trademark which is similar or deceptively similar to any of the Trademarks. Purchaser may refer to its business as formerly being Seller's.


         9.5 Payments of Accounts Receivable. In the event Seller shall receive subsequent to the Closing Date any instrument of payment of any of amounts that belong to the Purchaser, the Seller shall immediately deliver it to the Purchaser, endorsed where necessary, without recourse, in favor of the Purchaser, including but not limited to collecting from advertisers under corporate agreements for advertising in the newspapers for which advertiser remits payment to Seller under such corporate agreement.


         9.6 Transactional Costs/Expenses. Except as otherwise expressly herein provided, each party shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the consummation of the transactions contemplated hereby, including, without limitation, attorneys', accountants, and other professional fees and expenses. All real estate closing costs shall be paid by Purchaser.


         9.7 Disclosure of Confidential Information. As a further inducement for Purchaser to enter into this Agreement, Seller agrees that for the longest period permitted by law after the Closing Date, Seller shall, and shall cause its Affiliates to, hold in strictest confidence, and not, without the prior written approval of Purchaser, use for their own benefit or the benefit of any party other than Purchaser or disclose to any person, firm or corporation other than Purchaser (other than as required by law) any confidential information of any kind relating to the Newspapers, except such information as was publicly available prior to the Closing Date, becomes publicly available or available to other third parties without restriction, or is necessary to disclose pursuant to law, regulation, court order or governmental request.


         9.8 Injunctive Relief. Seller specifically recognizes that any breach of Section 9.7 will cause irreparable injury to Purchaser and that actual damages may be difficult to ascertain, and, in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), Seller agrees that in the event of any such breach, Purchaser shall be entitled to injunctive relief in addition to such other legal and equitable remedies that may be available. Seller and Purchaser recognize that the time limitation or absence of a time limitation in Section 9.7 or Section 9.8 is reasonable and properly required for the protection of Purchaser and in the event that such limitation or absence is deemed to be unreasonable by a court of competent jurisdiction, Seller agrees and submits to the imposition of such a limitation as said court shall deem reasonable.


         9.9 Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Purchased Assets to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated hereby.


         9.10 Maintenance of Insurance. From the date of this Agreement until the date which is thirty (30) days after the end of the month during which the Closing occurs, Seller shall, unless otherwise advised in writing by Purchaser, maintain in full force and effect all of its insurance policies which relate to employees of the Newspapers which are in effect as of the date of this Agreement. Promptly, upon Purchaser's receipt of Seller's invoice therefor, Purchaser shall reimburse Seller for the cost of providing such insurance coverage for the period following the end of the month during which the Closing occurs.


         9.11 Excluded Liabilities. Seller shall discharge in a timely manner following the Closing all of the Excluded Liabilities.


         9.12 Use of Certain Software. As of the Closing Date, Seller shall, at Purchaser's election, make such arrangements on Purchaser's behalf as may be necessary to enable Purchaser for the 60 day period commencing with the Closing Date, and at Purchaser's subsequent election, for the remainder of Seller's existing license for its Newzware software, to continue to use all of the Newzware software currently used in the operations of the Newspapers upon terms no less favorable to Purchaser than those relating to the Seller's use of such software prior to the Closing, subject to Purchaser reimbursing Seller for the costs properly allocable to Purchaser's use of the Newzware software during such period or periods.


         9.13 Payroll. Not later than five (5) days following the Closing Date, Seller shall cause to be paid, in a timely manner and consistent with Seller's past practices, all accrued payroll (including accrued commissions, carrier tips and benefit plan contributions, if any) and all accrued payroll taxes relating to work performed prior to the Closing Date or resulting from termination prior to the Closing Date, with respect to all persons employed by each of the Newspapers as of or prior to the Closing Date. With respect to the payment of subsequent payrolls for such of these employees who are employed by Purchaser subsequent to the Closing Date, it is Purchaser's and Seller's intention that Purchaser be treated as a successor employer for federal payroll tax purposes under the alternative procedures set forth in Rev. Proc. 84-77.
To this end, Seller and Purchaser covenant that they will file Internal Revenue Service Form 941 in compliance with Sections 5.2 and 5.3, respectively.


         9.14 Certain Environmental Matters. Section 9.14 of the Disclosure Schedule sets forth and describes various remedial measures of an environmental compliance nature with respect to the Purchased Assets and/or the operations of the Newspapers. That schedule allocates between Seller and Purchaser the responsibility for dealing with these environmental matters. In consideration of Seller granting to Purchaser a credit in the amount of Fifty Thousand Dollars ($50,000) toward the Purchase Price specified in Section 3.1 of this Agreement (the "Environmental Credit"), Purchaser agrees to assume sole responsibility for addressing the environmental remediation measures described as being Purchaser's responsibility in Section 9.14 of the Disclosure Schedule, and Seller shall be relieved of all responsibility for such measures under the provisions of Article X of this Agreement. Seller covenants that at its sole expense, as soon as practicable following the Closing, and subject to the provisions of 10.6 of this Agreement, Seller will cause to be satisfactorily completed, each of the remedial measures set forth and described in Section
9.14 of the Disclosure Schedule as being Seller's responsibility.


         9.15 San Gabriel Valley Tribune Facilities. Seller covenants that as soon as practicable subsequent to the Closing, and subject to the provisions of Section 10.6 of this Agreement, Seller, at its sole expense, will undertake to have each of the remedial matters described in the August 6, 1996 letter from Inspection & Valuation International, Inc. which is appended as part of
Section 2.2 of the

Disclosure Schedule completed to Purchaser's reasonable satisfaction. In connection therewith, Seller further undertakes to resolve any pending contractual disputes with any contractor who previously furnished goods or services relative to the San Gabriel Valley Tribune facilities at 1210 North Azusa Canyon Road, West Covina, California (including, but not limited to, any disputes which relate to unpaid fees), so as to cause the discharge in full, without any cost or other adverse consequence to Purchaser, of any claim, lien or encumbrance, arising by operation of law or otherwise, with respect to that facility, as a consequence of such contractual dispute.


         9.16 Certain Syndicated Features. As currently published by Seller, the Times-Standard and The Evening Sun contain various syndicated columns, features and/or other materials licensed by Seller and/or its parent corporation pursuant to various agreements which pertain not only to the Times-Standard and The Evening Star, but also to publications owned by Seller which are not being sold to Purchaser pursuant to this Agreement (collectively, the "Syndicated Features"). Subject to the provisions of those agreements, Seller covenants to use its reasonable efforts to cause Purchaser, commencing on the Closing Date and continuing for a period of not less than one year, to be able to include in the Times-Standard and The Evening Sun each of the Syndicated Features which are currently included in those publications as currently published by Seller, upon terms no less favorable to the Times-Standard and The Evening Sun than those currently applicable to such publications.

         9.17 Use of Hanover Server. Seller shall have the right to continue using the server in Hanover, Pennsylvania through November 30, 1996 to support other Thomson locations, in the same manner and to the same extent as such other locations used the server prior to Closing.

                                   ARTICLE X
                                Indemnification


         10.1 General. From and after the Closing, the parties shall indemnify each other as provided in this Article X. For the purposes of this
Article X, each party shall be deemed to have remade all of its representations and warranties contained in this Agreement at the Closing with the same effect as if originally made at the Closing. As used in this Agreement, the term "Damages" shall mean all liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses, including, without limitation: reasonable attorneys', accountants', investigators', and experts' fees and expenses sustained or incurred in connection with the defense or investigation of any such claim.


         10.2 Indemnification Obligations of Seller. Notwithstanding any other provision of this Agreement, Seller shall jointly and severally defend, indemnify, save and keep harmless Purchaser and its successors and permitted assigns against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

                 (a) any breach of any representation or warranty made by Seller in this Agreement or in any closing document delivered to Purchaser in connection with this Agreement, irrespective of whether known to Purchaser as of or prior to the Closing Date;

                 (b) any breach by Seller of, or failure by Seller to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article X);

                 (c) the failure to discharge when due any of the Excluded Liabilities, or any claim against Purchaser with respect to any Excluded Liability;

                 (d) any benefit or other liability accruing prior to the Closing Date with respect to any Employee Benefit Plan or Welfare Plan which Seller or an ERISA Affiliate have at any time maintained or administered or to which Seller or any ERISA Affiliate have at any time contributed (including, without limitation, any liability for health continuation requirements under Code Section 4980B or Part 6 of Subtitle B of Title I of ERISA) which relate to employees of the Newspapers and any liability arising pursuant to Title IV of ERISA for plan termination, withdrawal or partial withdrawal from any Multiemployer Plan with respect to employees of the Newspapers, or any lien to enforce any Title IV liability or any liability for retiree benefits accrued prior to the Closing Date with respect to employees of the Newspapers;

                 (e) any benefits accrued prior to the Closing Date pursuant to any Employee Benefit or Welfare Plan maintained in whole or in part by Seller with respect to the Newspapers, or any action or failure to act, in whole or in part, by Seller with respect to such plans prior to the Closing Date; or

                 (f) without being limited by the foregoing paragraphs (a) through (e), and without regard to whether any one or more of the items listed in this paragraph (f) may be disclosed in the Disclosure Schedule or otherwise known to Purchaser as of the date hereof or the Closing Date as a consequence of the examination, testing or inspection described in Section 4.9 or 7.2(h) of this Agreement or otherwise:

                          (i)  any violation by Seller, its agents or
Affiliates of, or delinquency with respect to, any decree, order, arbitration award, law, statute, or regulation in effect on or prior to the Closing Date or of any agreement of Seller with, or any license, Permit or Environmental Permit granted to Seller from, any Federal, state or local governmental authority to which the properties, assets, personnel or business activities of the Newspapers are subject (or to which the Seller is subject as it relates to the properties, assets, personnel or business activities of the Newspapers), including, without limitation, laws, statutes and regulations relating to occupational health and safety, building codes, zoning, equal employment opportunities, fair employment practices and discrimination;

                          (ii)  any generation, transportation, storage,
treatment or Release of any Hazardous Material by Seller, its agents or Affiliates occurring on or prior to the Closing Date (including without limitation those that result in any Release or treatment of Hazardous Materials after the Closing Date), at (A) any Facility included within the Purchased Assets, or (B) any Offsite Facility with regard to any Hazardous Materials with which Seller was involved in any way at any time;

                          (iii)  any discharges to or from storm, ground or
surface waters or wetlands, and any air emissions or pollution, emanating from the Real Estate, which (a) with respect to the real property and all appurtenances thereto, and improvements thereon described in Section 1.2 of this Agreement, result from or are caused by any activities of Seller, its agents or Affiliates, and (b) with respect to all other real property leased by Seller included in the Purchased Assets, and all appurtenances thereto and improvements thereon, result from or are caused by any activities of Seller, its agents or Affiliates during the term of Seller's leases with respect thereto; or,

                          (iv)  any violation or alleged violation by Seller,
its agents or Affiliates of, or obligation imposed by, any Environmental Law as a result of activities, events, conditions or occurrences with respect to the Newspapers during the period the Newspapers were owned by Seller prior to the Closing Date.

Seller's obligations under this Section 10.2 shall be subject to the procedures set forth in Article X and shall extend until the applicable statute of limitations with respect to the filing of Third Party Claims with regard thereto shall have expired, except that Seller's obligations under Sections 10.2(a) with respect to its warranties and representations under all sections of this Agreement other than Sections 4.2(d) and 4.9 shall extend for only one
(1) year following the Closing Date, provided, that if at the end of such one year period there shall then remain pending any claims with respect to such warranties and representations for which Purchaser has provided Seller with written notice, Purchaser shall continue to have the right to be indemnified by Seller with respect thereto until such claims have been definitively resolved.

Notwithstanding anything to the contrary in this Agreement, and except for claims relating to breaches of Seller's warranties and representations under Sections 4.2(d) Seller's indemnification obligations under 10.2(d), (e) and
(f), Seller's covenants under Section 6.2(d)(iii), (iv), (ix), (xi), (xii),
(xiii), (xiv), (xv) and (xvi), Section 9.14 and Section 9.15, Seller shall not be liable to Purchaser unless the aggregate of all Damages suffered by Purchaser under the provisions of this Agreement, in the aggregate, exceeds $200,000 and then only to the extent of such excess, but in no event shall Seller be liable in excess of the Purchase Price.


         10.3 Purchaser's Indemnification Obligations. Notwithstanding any other provision of this Agreement, Purchaser shall jointly and severally defend, indemnify, save and keep harmless Seller and its successors and permitted assigns against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

                (a) any breach of any representation or warranty made by Purchaser in this Agreement or in any closing document delivered to Seller in connection with this Agreement irrespective of whether known to Seller as of or prior to the Closing Date;

                (b) any breach by Purchaser of, or failure by Purchaser to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article X);

                (c) Purchaser's failure to pay, discharge or perform any of the Assumed Liabilities or any claim against Seller with respect to any Assumed Liability;

                (d) any claims incurred subsequent to the Closing Date which are paid by Seller with respect to the self-insurance portion of any health insurance, or any long term disability, accidental death and dismemberment or life insurance policies of Seller maintained in force subsequent to the Closing pursuant to Section 9.10 of this Agreement, with respect to persons employed by Purchaser subsequent to the Closing; or

                (e) any claims by parties other than Seller to the extent caused by the acts or omissions of Purchaser after the Closing Date and not constituting an Excluded Liability, including, without limitation, claims for Damages which arise out of Purchaser's operation of the Newspapers or ownership of the Purchased Assets after the Closing Date.

                (f) any withdrawal liability (within the meaning of Section 4201 et seq of ERISA) which any of them may incur with respect to the multiemployer plans listed in Section 4.7(a) of the Disclosure Schedule, in the event that Purchaser, within a period of five (5) plan years commencing with the first plan year beginning on or after the Closing Date, withdraws from any such plan in a complete withdrawal (within the meaning of Section 4203 of ERISA) or a partial withdrawal with respect to operations (within the meaning of Section 4205 of ERISA) during such first five (5) plan years.

         10.4 Exclusive Remedy. The sole and exclusive remedy of Indemnified Parties with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article X.


         10.5 Third Party Claims. Promptly following the receipt of notice of a Third Party Claim, the party receiving the notice of the Third Party Claim shall (a) notify the other party in writing at the address set forth in Section
13.6 hereof of its existence setting forth with reasonable specificity the facts and circumstances of which such party has received notice and (b) if the party giving such notice is an Indemnified Party, specifying the basis hereunder upon which the Indemnified Party's claim for indemnification is asserted. No failure to give notice of a claim shall affect the indemnification obligations of the Indemnifying Party hereunder, except to the extent that the Indemnifying Party can demonstrate that such failure materially prejudiced such Indemnifying Party's ability to successfully defend the matter giving rise to the claim. The Indemnified Party shall tender the defense of a Third Party Claim to the Indemnifying Party.

         The Indemnified Party shall not have the right to defend or settle such Third Party Claim. The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party. The Indemnifying Party shall lose its right to defend and settle the Third Party Claim if it shall fail to diligently contest the Third Party Claim. So long as the Indemnifying Party has not lost its right and/or obligation to defend and settle as herein provided, the Indemnifying Party shall have the right to contest, defend and litigate the Third Party Claim and shall have the right, in its discretion exercised in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable; provided that in any event the Indemnifying Party shall consult with the Indemnified Party with respect to settling such matter which decision shall be made by mutual agreement of the Indemnifying Party and the Indemnified Party, not to be unreasonably withheld by either. All expenses (including without limitation attorneys'

fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party. Notwithstanding the foregoing, in connection with any settlement negotiated by an Indemnifying Party, no Indemnified Party shall be required by an Indemnifying Party to (w) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or Plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation, (x) enter into any settlement that attributes by its terms liability to the Indemnified Party, (y) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or proceeding with prejudice or (z) enter into any settlement which would, or could reasonably be expected to, result in or relate to either a nonmonetary obligation or restriction of any kind whatsoever being imposed upon the Indemnified Party (whether with respect to the conduct of the Newspapers or otherwise) or Damages other than Damages which are indemnifiable under this Article X; provided, however, that the Indemnifying Party may enter into the settlements described in (w) and (y) above if (1) such settlement is not in any way materially damaging or harmful to the Newspapers or Seller, as the case may be, and (2) the Indemnifying Party agrees to remain liable to the Indemnified Party for indemnification with respect to such claim indefinitely thereafter. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Article X shall relieve it of such obligations to the extent they exist. If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept the defense of a Third Party Claim tendered pursuant to this Section 10.5, or if, in accordance with the foregoing, the Indemnifying Party shall lose its right to contest, defend, litigate and settle such a Third Party Claim; provided that the Indemnifying Party shall be entitled to participate, at its expense, with counsel of its choice, and any settlement shall be approved by the Indemnifying Party, such approval not to be unreasonably withheld, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and subject to the preceding sentence may settle such Third Party Claim, either before or after the initiation of litigation. If, pursuant to this Section 10.6, the Indemnified Party so defends or (except as hereinafter provided) settles a Third Party Claim, for which it is entitled to indemnification hereunder, as hereinabove provided, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys' fees and other expenses of defending the Third Party claim which is incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys' fees and other expenses.

         10.6 Other Indemnification Claims. The Indemnified Party shall give the Indemnifying Party prompt notice of any

Indemnification Claim (other than a Third Party Claim) specifying the basis hereunder upon which the Indemnified Party's claim for indemnification is asserted. No failure to give notice of a claim shall affect the indemnification obligations of the Indemnifying Party hereunder, except to the extent that the Indemnifying Party can demonstrate that such failure materially prejudiced such Indemnifying Party's ability to successfully defend or otherwise respond to the matter giving rise to the claim. In respect of any Indemnification Claim other than a Third Party Claim, where Seller is the Indemnifying Party (including, without limitation, any Release of any Hazardous Material or environmental compliance action that is not the subject of a Third Party Claim and those relating to any of the remedial matters described in Sections 9.14 and 9.15), Purchaser shall provide Seller with the opportunity and all appropriate access to the applicable Facility or Facilities to conduct (under Seller's control) any assessment, inspection or work necessary to respond to or correct the condition giving rise to such Indemnification Claim (including, without limitation, any necessary environmental investigation, clean up or corrective action).



                                   ARTICLE XI
                        Effect of Termination/Proceeding


         11.1 Right to Terminate. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing by prompt notice given in accordance with Section 13.6:

                 (a) by the mutual written consent of Purchaser and Seller;

                 (b) by either of such parties if the Closing shall not have occurred on or before December 31, 1996; provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to the aforesaid date; or

                 (c) by Purchaser, if a material adverse change shall have occurred relative to the assets, liabilities, operations or business prospects of any of the Newspapers, or relative to the Purchased Assets, considered as a whole, subsequent to the date of execution of this Agreement.


         11.2 Remedies. In the event of a breach of this Agreement, the non-breaching party shall not be limited to the remedy of termination of this Agreement, but shall be entitled to pursue all available legal and equitable rights and remedies, including the right to specific performance of this Agreement, and shall be entitled to recover all of its reasonable costs and expenses incurred in pursuing them (including, without limitation, reasonable attorneys' fees).



                                  ARTICLE XII
                                  Risk of Loss


         The risk of loss, prior to the Closing, by fire, earthquake, hurricane or for any other reason, to the Purchased Assets between the date of the Agreement and the Closing, shall be upon Seller. Seller shall maintain the existing insurance on all such property at all times prior to the Closing and shall either promptly take all reasonable steps to repair, replace and restore any such property which is lost, destroyed or damaged after the date hereof and prior to the Closing, or at the Purchaser's option, pay to the Purchaser at the Closing the proceeds from insurance claims with respect to such losses; provided, that if Purchaser elects to require Seller to take reasonable steps to repair replace and/or restore any lost, destroyed and/or damaged property and Seller is unwilling to do so, Seller shall have the option, in its sole discretion, to terminate this Agreement, whereupon neither party shall have any further obligations to the other hereunder.



                                  ARTICLE XIII
                                 Miscellaneous


         13.1 Non-Competition Covenants. Throughout the 5 year period following the Closing, the Seller, on behalf of itself and the Thomson Newspapers group of companies covenant that they will not own any interest in, manage, operate, control or otherwise be associated with the operation or ownership of any newspaper or newspaper related business which derives a significant portion of its circulation or advertising from any of the geographic areas designated by U.S. Postal Service ZIP Codes in Section 13.1 of the Disclosure Schedule.


         13.2 Publicity. All press releases and other public Disclosures concerning this transaction shall be made only by mutual agreement of Purchaser and Seller.


         13.3 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand, by facsimile or by nationally recognized private carrier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, on or before two (2) business days after its delivery by facsimile. All notices shall be addressed as follows:


                                    If to Seller:
                                    Addressed to:

                                    Thomson Newspaper Holdings, Inc.
                                    c/o Thomson Newspapers
                                    Metro Center at One Station Place
                                    Stamford, Connecticut  06902
                                    Attn:  Eric L. Shuman, Senior Vice
                                    President and Chief Financial Officer


                                    If to Purchaser:
                                    Addressed to:

                                    Garden State Newspapers, Inc.
                                    1560 Broadway, Suite 1485
                                    Denver, Colorado  80202
                                    Attn: Joseph J. Lodovic, IV, Executive
                                    Vice President and Chief Financial Officer
                                    Facsimile: (303) 894-9340

                                    with a copy to:

                                    Verner, Liipfert, Bernhard,
                                      McPherson & Hand
                                    901 15th Street, N.W., Suite 700
                                    Washington, D.C. 20005
                                    Attn: Howell E. Begle, Jr., Esq.
                                    Facsimile: (202) 371-6279


and\or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this
Section 13.3

         13.4 Entire Agreement. This Agreement and the instruments to be delivered by the parties pursuant to the provisions hereof constitute the entire agreement between the parties. Each exhibit hereto, and the Disclosure Schedule, shall be considered incorporated into this Agreement.


         13.5 Survival: Non-Waiver. All representations, warranties and indemnification obligations under this Agreement shall survive the Closing regardless of any investigation or lack of investigation by any of the parties hereto, provided, however, that the representation, warranty and indemnification obligations of Seller under this Agreement shall not extend beyond the time periods specified in the last paragraph of Section 10.2 hereof. In the event of a breach of any representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach available to it under this Agreement, Seller's Ancillary Documents, Purchaser's Ancillary Documents or otherwise, whether at law or in equity, regardless of any Disclosure to, or investigation made by or on behalf of, such party on or before the Closing Date. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement or to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, right or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.


         13.6 Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the state of Delaware applicable to contracts made and wholly to be performed in that state.


         13.7 Binding Effect: Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors, permitted assigns and legal representatives. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and their respective successors, permitted assigns and legal representatives any rights, remedies, obligations or liabilities under or by reason of this Agreement.


         13.8 Assignability. This Agreement shall not be assignable by either party without the prior written consent of the other party, provided, however, that Purchaser agrees that the transfer of all or part of the Purchased Assets to be conveyed hereunder may be structured as part of a like-kind exchange for the benefit of Seller; provided that Purchaser shall incur no additional cost or expense in connection therewith. In order to permit such an exchange, all or part of Seller's rights hereunder shall be assignable to the Chicago Deferred Exchange Corporation or other intermediary party. In no event shall such assignment delay the Closing, without Purchaser's consent. No such assignment shall relieve any other party hereto of any of their liabilities under this Agreement.


         13.9 Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.


         13.10 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                          THOMSON NEWSPAPERS INC.


                                          By: ______________________________




                                          GARDEN STATE NEWSPAPERS, INC.


                                          By: ______________________________
                                              Joseph J. Lodovic, IV
                                              Executive Vice President
                                              and Chief Financial Officer

                                   EXHIBIT A
                              CERTAIN DEFINITIONS




"ABC" means the Audit Bureau of Circulations, Inc.

"Accounts Receivable" shall have the meaning specified in Section 1.2.

"ADA" means the Americans with Disabilities Act, 42 U.S.C. Section 1201 et seq.

"Affiliate" means any person or entity which controls a party to this Agreement, which that party controls, or which is under common control with that party. "Control" means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, contracts or otherwise.

"Agreement" shall have the meaning specified in the introductory paragraph to this Agreement.

"ALTA" shall have the meaning specified in Section 8.3.

"Assumed Liabilities" shall have the meaning specified in Section 2.1.

"CERCLA" means the Comprehensive Environmental Response Compensation and
         Liability Act, 42 U.S.C. Sec. 9601 et seq..

"Closing" shall have the meaning specified in Section 3.2.

"Closing Date" shall have the meaning specified in Section 3.2.

"COBRA" shall have the meaning specified in Section 4.7.

"Code" shall have the meaning specified in Section 4.7.

"Consents" shall have the meaning specified in Section 6.2.

"Containers" means (a) underground storage tanks (as defined in RCRA) and (b) above-ground storage tanks which have a capacity of 100 gallons or more.

"Covered Claim" shall have the meaning set forth in Section 10.5.

"Damages" shall have the meaning specified in Section 10. 1.

"Disclosure Schedule" shall have the meaning set forth in Section 4.1.

"Employee Benefit Plan" shall have the meaning specified in Section 4.7.

"Environment" means any surface water, groundwater, drinking water supply, land surface or subsurface strata, or ambient air, including, without limitation, any indoor location.

"Environmental Laws" means all Federal, state and local statutes, regulations, ordinances, rules, regulations and written government agency policies, all court orders and decrees and arbitration awards, and the common law, which pertain to environmental matters or contamination of any type whatsoever. Environmental Laws include, without limitation, those relating to: manufacture, processing, use, distribution, treatment, storage, disposal, generation, transportation or cleanup of Hazardous Materials; air, surface or ground water or noise pollution; Releases; protection of wildlife, endangered species, wetlands, and natural resources; Containers; health and safety of employees and other persons; and notification requirements relating to the foregoing.

"Environmental Permits" means governmental licenses, permits, registrations, approvals, agreements and consents which are required under or are issued pursuant to Environmental Laws.

"Equipment" shall have the meaning specified in Section 1.2.

"ERISA" shall have the meaning specified in Section 4.7.

"ERISA Affiliate" shall have the meaning specified in Section 4.7.

"Excluded Assets" shall have the meaning specified in Section 1.3.

"Facility" means any facility as defined in CERCLA.

"Financial Statements" shall have the meaning specified in Section 4.2.

"FIRPTA" shall have the meaning specified in Section 8.3.

"GAAP" shall mean generally accepted accounting principles in effect at the date when applied, consistent with prior periods.

"Hazardous Materials" means: pollutants, contaminants, pesticides, radioactive substances, solid wastes or hazardous or extremely hazardous, special, dangerous or toxic wastes, substances, chemicals or materials prohibited, limited or regulated by any Environmental Law, including without limitation any (i) "hazardous substance" as defined in CERCLA, and (ii) "hazardous waste" as defined in RCRA.

"Indemnification Claims" means Third Party Claims plus other claims for Damages or for equitable relief which are asserted or threatened by the parties hereto, their successors and permitted assigns, against any Indemnified Party, or to which an Indemnified Party is subject.

"Indemnified Party" means a party entitled to indemnification under this Agreement.

"Indemnifying Party" means a party from whom indemnification is sought under this Agreement.

"Intellectual Property" shall have the meaning specified in Section 4.11.

"Inventory" shall have the meaning specified in Section 1.2.

"Liens" shall mean any lien, security interest, mortgage, restriction, pledge, option, lease or sublease, claim, easement, encroachment or encumbrance.

"Multiemployer Plan" shall have the meaning assigned to such term in ERISA.

"Newspapers" shall have the meaning assigned to such term in the Recitals hereto.

"Offsite Facility" means any Facility which is not presently, and has not heretofore been, owned, leased or occupied by Seller.

"PBGC" shall have the meaning specified in Section 4.7.

"Permits" shall have the meaning specified in Section 4.6.

"Permitted Liens" shall mean liens for current real or personal Property Taxes not due and payable as of the Closing and worker's, carrier's and materialman's liens, and other liens or encumbrances incurred in the ordinary course of business and, in each case, that are immaterial in character, amount and extent, and which do not detract from the value or interfere with the present or proposed use of the properties they affect, together with such other existing liens as are set forth in
         Section 4.2(e) of the Disclosure Schedule.

"Prepaids" shall have the meaning specified in Section 1.2.

"Purchase Price" shall have the meaning specified in Section 3.1.

"Purchased Assets" shall have the meaning specified in the recitals.

"Purchaser" shall have the meaning specified in the introductory Paragraph to this Agreement.

"Purchaser's Ancillary Documents" shall have the meaning specified in Section
         5.1.

"RCRA" means the Resource Conservation and Recovery Act, 42 U.S.C. Sec. 6902 et seq..

"Real Estate" shall mean the owned real property included in the Purchased
         Assets.

"Release" means any spill, discharge, leak, emission, escape, injection, dumping, disposal or other release or threatened release of any Hazardous Materials into the environment, whether or not notification or reporting to any governmental agency was or is required, including, without limitation, any Release which is subject to CERCLA.

"Seller" shall have the meaning specified in the introductory paragraph to this Agreement.

"Seller's Ancillary Documents" shall have the meaning specified in Section 4.l.

"Tax" or "Taxes" shall mean all taxes and other charges imposed by any governmental authority, together with any interest or any penalty related thereto.

"Tax Assets" shall mean all Taxes receivable from a governmental authority and all Tax refunds receivable from a governmental authority (but not including prepaid Taxes).

"Third Party Claims" shall mean any claims for Damages or for equitable relief which are asserted or threatened by a party other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which an Indemnified Party is subject.

"Trademark" or "Trademarks" shall have the meaning specified in Section 4.11.

"WARN" shall mean the Worker Adjustment and Retraining Notification Act of
         1988, 29 U.S.C. Section 2101 et seq.

"Welfare Plan" shall have the meaning assigned to such term in ERISA.

                                   EXHIBIT F

                         SCHEDULE OF EXCLUDED EMPLOYEES
                         AND RELATED SEVERANCE BENEFITS

                              Disclosure Schedule


Section  1.3.        Schedule of Certain Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section  2.2         Schedule of Certain Excluded Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section  4.1(f)      Schedule of Required Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section  4.1(g)      Schedule of Conflicts, Breaches and Violations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section  4.2(a)      Financial Statements and Schedules of Exceptions
                      to Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section  4.2(d)      Schedule re Tax Returns and Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section  4.2(e)      Schedule of Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section  4.2(g)      Schedule of Insurance Policies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section  4.2(h)      Schedule of Seller's Business Relationships  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section  4.3(a)      Schedule of Advertising Revenues . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section  4.3(b)      Schedule of Advertising Cancellations or
                       Material Modifications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section  4.3(c)      Schedule of Commercial Printing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section  4.4(a)      Circulation Schedule . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section  4.4(d)      Schedule of Changes in Circulation Rates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section  4.4(e)      Schedule of Independent Distributors, Dealers,
                       Paid Subscribers, Rack and Box Locations,
                       Newsprint and Ink Vendors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section  4.5(a)      Schedule of Certain Business Occurrences . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section  4.6(a)      Schedule of Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section  4.6(b)      Schedule of Certain Defaults and Related
                       Occurrences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section  4.6(c)      Schedule of Licenses and Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section  4.7(a)      Schedule of ERISA Compliance Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section  4.7(b)      Schedule of Pending and Threatened Labor
                       Disputes and Grievances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section  4.7(b) (v)  Schedule of Employees . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section  4.8(a)      Schedule of Pending and Threatened Claims,
                       Litigation, Arbitrations and Investigations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section  4.8(b)      Schedule of Decrees, Orders, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section  4.8(c)      Schedule of Notice of Violations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section  4.9(a)      Schedule of Environmental Permits,
                       Reports, Tests, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section  4.9(b)      Schedule of Environmental Claims,
                       Violations, Liabilities, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section  4.9(c)      Schedule of Containers (Above Ground
                       and Underground Storage Tanks) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section  4.9(d)      Schedule of Asbestos, PCB's and Hazardous
                       Materials  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section  4.10(a)     Schedule of Real Estate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section  4.10(d)     Schedule of Pending Tax and Assessment Appeals
                       Regarding Real Estate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section  4.11(a)     Schedule of Intellectual Property
Section  4.13        Schedule of Security Deposits, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section  9.13        Schedule of U. S. Postal Services Zip Code Areas
                      Covered by Seller's Non-Competition Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Section  9.14        Schedule of Environmental Remediation Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

                                 SCHEDULE 9.14

                   CERTAIN ENVIRONMENTAL REMEDIATION MATTERS

A.       The Evening Sun, 143 Baltimore Street, Hanover, Pennsylvania

         1.      PRESS OIL LEAKS

         The investigation conducted by Seller's environmental consultants, The Krydon Group ("Krydon"), establishes that the presses at the site contain a leak from which oil regularly leaks onto the floor.

         The press oil leak needs to be appropriately repaired, appropriate secondary containment structures/apparatus needs to be constructed or installed, in accordance with the recommendations of Seller's environmental consultants, to prevent leaking oil in the future and any necessary clean-up or remediation measures need to be completed relative to the press room floor resulting from previous oil leaks. There also needs to be developed and implemented an appropriate spill contingency plan relative to potential future press oil leaks.

         Purchaser shall assume responsibility for these remediation measures.

         2.      CHEMICAL AND PROCESS WATER DISCHARGE TO SEWER

         Based on the investigation conducted by Krydon, it appears that process water and wash water from the camera room, dark room and plate developer room may have been discharged into the sewer system. There needs (a) to be implemented any clean-up or remediation measures which may be warranted to protect Purchaser's interests as a consequence of previous discharges of those materials into the municipal sewer system and

(b) to be developed, constructed and/or installed such alternative waste disposal and storage systems (including appropriate secondary containment and spill prevention apparatus) as may be appropriate to protect Purchaser's interests. Purchaser shall assume responsibility for these remediation measures.

         3.      CHEMICAL AND WASTE STORAGE AND DISPOSAL

         Appropriate secondary containment structures need to be constructed/installed to protect Purchaser's interests relative to potential leaks or spills associated with the storage of inks, oils, film developers and other chemical and miscellaneous materials in 55 gallon drums and other above ground storage containers (other than the 2,000 gallon, above ground ink storage tank addressed in Paragraph 4 of this Schedule). Appropriate spill containment plans also need to be developed and implemented relative to all such storage containers.

         There also needs to be removed from the site whatever quantities of waste material which are stored in such containers at the Closing which exceed the quantities of waste materials then appropriate to be stored in such containers.

         Purchaser shall assume responsibility for these remediation measures.

         4.      2,000 GALLON ABOVE GROUND INK STORAGE TANK

         Appropriate secondary containment apparatus or structures to be constructed or installed to protect Purchaser's interests relative to potential leaks or spills associated with the 2,000 gallon above ground ink storage tank currently used at the site to store ink. An appropriate spill containment plan also needs to be developed and implemented. Purchaser shall assume responsibility for these remediation measures.

         5.      ASBESTOS ASSESSMENT AND REMEDIATION

         Relative to all ACM's determined to be present at the site environmental consultants need to be engaged to develop an appropriate Operation and Maintenance Program and to assist Purchaser in developing and implementing procedures to ensure compliance with the hazardous communications requirements of 29 C.F.R. Section 1910.1101.

         Purchaser shall assume responsibility for these remediation measures.

B.       The Times-Standard, 930 Sixth Street, Eureka, California

         1.      SOIL AND GROUNDWATER CONTAMINATION

         The site contains contaminated soil and groundwater, presumably caused by a leaking underground gasoline storage tank ("UST") that was removed from the site in 1990. In March 1995, the Humboldt County Department of Environmental Health asked the Times-Standard to perform additional investigation of the extent of the soil and groundwater contamination at the site and to implement a groundwater monitoring program.

         Seller covenants to engage Clayton International, Inc. ("Clayton"), its environmental consultants, to complete such additional investigations, testing and monitoring at the site with respect to soil and groundwater contamination as may be required by all state, local and federal regulatory agencies and/or as Clayton reasonably determines is necessary to protect Purchaser's interests. All remediation and abatement measures required by such authorities, or otherwise reasonably recommended by Clayton as necessary to protect Purchaser's interests, after Clayton's review of those proposals by Purchaser's environmental consultant, if Purchaser so requests, will thereupon be completed by Seller in a timely manner subsequent to the Closing, consistent with the operational requirements of the publishing and other business activities conducted at the site. Seller shall assume responsibility for these remediation measures.

         2.      ASBESTOS ASSESSMENT AND REMEDIATION


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
         Relative to all ACM's determined to be present at the site environmental consultants need to be engaged to develop an appropriate Operation and Maintenance Program and to assist Purchaser in developing and implementing procedures to ensure compliance with the hazardous communications requirements of 29 C.F.R. Section 1910.1101.

         Purchaser shall assume responsibility for these remediation measures.

         3.      CHEMICAL AND WASTE STORAGE AND DISPOSAL

         Appropriate secondary containment structures need to be constructed/installed to protect Purchaser's interests relative to potential leaks or spills associated with the storage of inks, oils, film developers and other chemical and miscellaneous materials in 55 gallon drums and other above ground storage containers. Appropriate spill containment plans also need to be developed and implemented relative to all such storage containers.

         There also needs to be removed from the site whatever quantities of waste material which are stored in such containers at the Closing which exceed the quantities of waste materials then appropriate to be stored in such containers.

         Purchaser shall assume responsibility for these remediation measures.

C. San Gabriel Valley Tribune, 1210 North Azusa Canyon Road, West Covina, California

         1.      ASBESTOS ASSESSMENT AND REMEDIATION

         Relative to all ACM's determined to be present at the site environmental consultants need to be engaged to develop an appropriate Operation and Maintenance Program and to assist Purchaser in developing and implementing procedures to ensure compliance with the hazardous communications requirements of 29 C.F.R. Section 1910.1101.

         Purchaser shall assume responsibility for these remediation measures.

         2.      CHEMICAL AND WASTE STORAGE DISPOSAL

         Appropriate secondary containment structures need to be constructed/installed to protect Purchaser's interests relative to potential leaks or spills associated with the storage of inks, oils, film developers and other chemical and miscellaneous materials in 55 gallon drums and other above ground storage containers. Appropriate spill containment plans also need to be developed and implemented relative to all such storage containers. Purchaser shall assume responsibility for these remediation measures.

         There also needs to be removed from the site whatever quantities of waste material which are stored in such containers at the Closing which exceed the quantities of waste materials then appropriate to be stored in such containers.

D.       Whittier Daily News, 1612 Greenleaf Avenue, Whittier, California

         Relative to all ACM's determined to be present at the site environmental consultants need to be engaged to develop an appropriate Operation and Maintenance Program and to assist Purchaser in developing and implementing procedures to ensure compliance with the hazardous communications requirements of 29 C.F.R. Section 1910.1101.

         Purchaser shall assume responsibility for these remediation measures.


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